As filed with the Securities and Exchange Commission on January 17, 2024

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CARBON CONVERSION GROUP, INC.

(Exact name of registrant as specified in its charter)

Wyoming	7349	93-2207034
(State or other Jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

925 South Church Street, Suite B200-123, Murfreesboro, Tennessee 37130

(615) 747-2523

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Registered Agents, Inc.

30 N Gould St, Suite 100

Sheridan, Wyoming 82801

(307) 200-2803

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Newlan Law Firm, PLLC

2201 Long Prairie Road, Suite 107-762

Flower Mound, Texas 75022

(940) 367-6154

As soon as practicable after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

This Registration Statement relates to the distribution of an aggregate of 13,014,451 shares of common stock (the “Distribution Shares”) of Carbon Conversion Group, Inc. (the “Company”), to be effected after the effective time of this Registration Statement by (a) CarbonMeta Technologies, Inc. (“CarbonMeta”) and (b) Salvum Corporation (“Salvum”) to their respective shareholders of record as of the close of business on June 23, 2023. Neither the Company, CarbonMeta nor Salvum will receive any proceeds from the distribution of the Distribution Shares.

Prior to the effectiveness of this Registration Statement, the Company is not subject to the periodic reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). We intend, with the filing of this Registration Statement on Form S-1 and ultimate effectiveness hereof, to become subject to the periodic reporting requirements of the Exchange Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS - SUBJECT TO COMPLETION, DATED JANUARY 17, 2024

CARBON CONVERSION GROUP, INC.

13,014,451 Shares

of Common Stock

This Prospectus relates to the distribution (the “Distribution”) of an aggregate of 13,014,451 shares of common stock, par value $0.0001 per share (the “Distribution Shares”) of Carbon Conversion Group, Inc., a Wyoming corporation, by (a) CarbonMeta Technologies, Inc. (“CarbonMeta”), as to 6,520,240 of the Distribution Shares, and (b) Salvum Corporation, a California corporation (“Salvum”), as to 6,494,211 of the Distribution Shares, to their respective shareholders of record as of the close of business on June 23, 2023 (the “Record Date”). Neither our company, CarbonMeta nor Salvum will receive any proceeds from the distribution of the Distribution Shares.

The information in this Prospectus is not complete and may be changed. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

As of the date of this Prospectus, there is no trading market for our common stock, including the Distribution Shares, and we cannot assure you that a trading market will develop. Our common stock is currently not listed on any national securities exchange, the NASDAQ stock market, or any trading platform of OTC Markets, including the OTCQB Marketplace or OTC Pink Open Market. We intend to retain Glendale Securities, Inc. as the market maker who will file a Rule 211 application with the Financial Industry Regulatory Authority (“FINRA”) to obtain a trading symbol for our common stock. Such efforts may not be successful and our common stock may never be listed for trading on any trading platform. In such circumstance, owners of our common stock will not have a market in which to sell their shares.

We are paying all the costs and expenses associated with the Registration Statement of which this Prospectus forms a part and the Distribution of the Distribution Shares to the respective shareholders of CarbonMeta and Salvum. (See “Plan of Distribution”).

Each of our Chief Executive Officer, Robert C. Doherty, and our Chairman of the Board of Directors, Lloyd T. Spencer, owns 500,000 shares of our company’s Series A Preferred Stock, which has voting rights equal to 5,000,000 votes for each share of Series A Preferred Stock held. As such, Messrs. Doherty and Spencer would control any item brought before our shareholders requiring a vote, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets.

The Distribution Shares are highly speculative in nature and involve a high degree of risk. Additionally, our auditor has expressed substantial doubt as to our company’s ability to continue as a going concern. Please see the “Risk Factors” section, beginning on page 7 of this Prospectus.

We are an emerging growth company, as that term is used in the Jumpstart Our Business Startups Act of 2012, and a smaller reporting company, as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934. As such, we have elected to rely on certain reduced public company disclosure requirements. (See “Risk Factors”).

Our company has generated minimal revenues to date and there can be no assurance that we will be successful in furthering our operations and/or increasing our revenues. Investing in our securities involves a high degree of risk. You should not invest in our company, unless you can afford to lose your entire investment. Please see the “Risk Factors” section, beginning on page 7 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2024.

You should rely only on the information contained in this Prospectus and any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information in this Prospectus is accurate only as of the date on the front of this Prospectus. Our business, financial condition, results of operations and prospects may have changed since the date of this Prospectus. This prospectus is not an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. You should not consider this Prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

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CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements include, among other things, statements regarding:

●	our ability to scale up the microwave catalysis processes that reportedly work in a laboratory setting and small-scale production settings;

●	our ability to reliably source the materials from our supply chain partners in order to supply EarthCrete Cementless Concrete mix to our customers;

●	our ability to attract enough investment in order to properly finance the capital and operational expenses needed to establish the business;

●	our ability to apply for and win significant government grants that will help the Company compete well in a rapidly growing marketplace;

●	our ability to identify government regulations and spending bills that can help the Company compete;

●	our ability to identify joint ventures and strategic business relationships;

●	our ability to carefully manage our cost of revenues, development expenses, sales and marketing expenses, and general and administrative expenses; and

●	as well as other statements regarding our future operations, financial condition and prospects, and business strategies.

These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this registration statement, of which this Prospectus is a part, including the risks described under “Risk Factors.” Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances that occur in the future.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we may have projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, financial condition, growth strategy and liquidity. You should specifically consider the factors identified in this Prospectus that could cause actual results to differ before making an investment decision. In addition, as discussed in “Risk Factors,” our shares may be considered a “penny stock” and, as a result, the safe harbors provided for forward-looking statements made by a public company that files reports under the federal securities laws may not be available to us.

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PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider prior to investing. After you read this summary, you should read and consider carefully the more detailed information and financial statements and related notes that we include in this Prospectus, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” If you invest in our common stock, you are assuming a high degree of risk.

Unless otherwise indicated or the context otherwise requires, references in this Prospectus to the “Company,” “we,” “us” and “our” or similar terms are to Carbon Conversion Group, Inc., a Wyoming corporation.

Background

We are a research and development company that commercializes technologies for processing organic wastes into hydrogen and high-value carbon products economically and sustainably.

Our company was formed on August 30, 2022, as a limited liability company under the laws of the State of Wyoming, as “CarbonMeta Green Building Materials, LLC,” in furtherance of an existing joint venture between CarbonMeta Technologies, Inc. (CarbonMeta) and Salvum Corporation (Salvum).

On June 16, 2023, the Company’s former parent, CarbonMeta, filed a Certificate of Conversion with the State of Wyoming to convert our company from a limited liability company to a corporation and, in conjunction therewith, filed our Articles of Incorporation, which became effective July 28, 2023. Our corporate name changed to Carbon Conversion Group, Inc., upon the filing of our Articles of Incorporation.

The Distribution

On June 12, 2023, the respective Boards of Directors of CarbonMeta and Salvum determined to “spin-off” the Distribution Shares as a dividend to their respective shareholders of record as of the close of business on June 23, 2023 (the “Record Date”).

Each CarbonMeta shareholder will receive one (1) Distribution Share for every 3,000 shares of CarbonMeta held on the Record Date, and each Salvum shareholder will receive 0.5067 of a share of the Distribution Shares for every one (1) share of Salvum held on the Record Date.

Corporate Information

Our principal executive office is located at 925 South Church Street, Suite B200-123, Murfreesboro, Tennessee 37130; our telephone number is (615) 747-2523; our website address is www.carbonconversiongroup.com. Information on our website is not a part of this prospectus.

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The Offering

The Distribution Shares	A total of 13,014,451 shares of our common stock, par value $0.0001 per share (the Distribution Shares), are to be distributed by (a) CarbonMeta, as to 6,520,240 Distribution Shares, and (b) Salvum, as to 6,494,211 Distribution Shares, to their respective shareholders of record as of the close of business on June 23, 2023 (the Record Date).

Offering Amount	No securities of our company are being offered for sale pursuant to this Prospectus.

Terms of the Offering

As soon as is practicable following the effectiveness of the Registration Statement of which this Prospectus forms a part, the Distribution of the 13,014,451 Distribution Shares to the respective shareholders of CarbonMeta and Salvum as of the Record Date will be effected. (See “Plan of Distribution”).

Common Stock Issued and Outstanding Before This Offering	36,694,731 shares

Common Stock Issued and Outstanding After This Offering	36,694,731 shares

Use of Proceeds	Neither our company, CarbonMeta nor Salvum will derive any proceeds from the Distribution of the Distribution Shares to the respective shareholders of CarbonMeta and Salvum.

Risk Factors	See “Risk Factors,” beginning on page 7 of this Prospectus, and the other information set forth in this Prospectus for a discussion of factors you should consider before deciding to invest in our common stock.

Disparate Voting Rights	Each of our Chief Executive Officer, Robert C. Doherty, and our Chairman of the Board of Directors, Lloyd T. Spencer, owns 500,000 shares of our company’s Series A Preferred Stock, which has voting rights equal to 5,000,000 votes for each share of Series A Preferred Stock held. As such, Messrs. Doherty and Spencer would control any item brought before our shareholders requiring a vote, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets. (See “Risk Factors,” “Description of Securities–Series A Preferred Stock” and “Security Ownership of Certain Beneficial Owners and Management”).

Market for Common Stock	As of the date of this Prospectus, there is no trading market for our common stock, and we cannot assure you that a trading market will develop. Our common stock is currently not listed on any national securities exchange, the NASDAQ stock market, or any trading platform of OTC Markets, including the OTCQB Marketplace or OTC Pink Open Market. We intend to retain Glendale Securities, Inc. as the market maker who will file a Rule 211 application with the FINRA to obtain a trading symbol for our common stock. Such efforts may not be successful and our common stock may never be listed for trading on any trading platform. In such circumstance, owners of our common stock will not have a market in which to sell their shares.

Dividends	We have not declared or paid any cash dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

Transfer Agent	Empire Stock Transfer, Inc., 1859 Whitney Mesa Drive, Henderson, Nevada 89014.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this Prospectus, before purchasing our common stock, including the Distribution Shares. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this Prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Relating to Our Financial Condition

Our independent registered accounting firm has expressed concerns about our ability to continue as a going concern.

The report of our independent registered accounting firm expresses concern about our ability to continue as a going concern based on the absence of significant revenues, our significant losses from operations and our need for additional financing to fund all of our operations. It is not possible at this time for us to predict with assurance the potential success of our business. The revenue and income potential of our proposed business and operations are unknown. If we cannot continue as a viable entity, we may be unable to continue our operations and you may lose some or all of your investment in our common stock.

We have limited operational history in an emerging industry, making it difficult to accurately predict and forecast business operation.

We are a development-stage company and have generated only limited revenue to date. These factors make it extremely difficult to make accurate predictions and forecasts on our results of operations and finances. This is compounded by the fact that we operate in both the carbon and hydrogen industry sectors, which are rapidly transforming technological sectors. There is no guarantee that we will properly execute our business model in either sector.

As a development-stage company, we have yet to achieve a profit and may not achieve a profit in the near future, if at all.

We have not yet produced a net profit and may not in the near future, if at all. While we expect our revenue to grow, we have not achieved profitability and cannot be certain that we will be able to sustain our current growth rate or realize sufficient revenue to achieve profitability. Further, many of our competitors in the field of carbon nanotubes and hydrogen technology development have a significantly larger user base and revenue stream but have yet to achieve profitability. Our ability to continue as a going concern may be dependent upon raising capital from financing transactions, increasing revenue throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features and products or enhance our existing products, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in continued equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our common stock. Any debt financing we secure in the future, could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

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Risks Relating to Our Business and Industry

We have a history of losses, and we may not become profitable in the future.

We have incurred losses since inception. It is likely that we may incur similar net losses through at least the second quarter of 2024.

As capital become available, of which there is no assurance, we intend to make significant future expenditures related to the development and expansion of our business, including:

●	investments in our research and development team and in the development of processing organic waste streams into higher value carbon and hydrogen products;
●	investments in sales and marketing, including expanding our sales force, increasing our customer base, increasing market awareness of our platform and development of new technologies;
●	expanding of our operations and infrastructure, including internationally; and
●	hiring additional employees.

Changing global economic conditions may adversely affect the industries in which we operate, our business and our results of operations.

Our overall performance depends in part on worldwide economic conditions and trade relations with Asia, Europe and Latin America. These conditions could adversely affect our customers’ ability or willingness to purchase products and services and could adversely affect our operating results. In addition, companies that have competing products may reduce prices which could also reduce our average selling prices and harm our operating results.

If we experience significant fluctuations in our rate of anticipated growth and fail to balance our expenses with our revenue forecasts, our operating results could be harmed.

Due to the early stages of our business model, the unpredictability of relatively new markets that we enter and unpredictability of future general economic and financial market conditions, we may not be able to accurately forecast our rate of growth. We plan our expense levels and investment on estimates of future revenue and future anticipated rate of growth. We may not be able to adjust our spending quickly enough if the addition of new subscriptions or the renewal rate for existing subscriptions falls short of our expectations.

As a result, we expect that our revenues, operating results and cash flows may fluctuate significantly on a quarterly basis. Our recent revenue growth rates may not be sustainable and may decline in the future. We believe that period-to-period comparisons of our revenues, operating results and cash flows may not be meaningful and should not be relied upon as an indication of future performance.

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We may, in the future, be sued by third parties for alleged infringement of their proprietary rights.

The waste processing, carbon nanotube, and hydrogen production industries are characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. The outcome of any litigation is inherently uncertain. Any intellectual property claims, with or without merit, could be time-consuming and expensive to resolve, could divert management attention from executing our business plan and could require us to change our technology, change our business practices and/or pay monetary damages or enter into short- or long-term royalty or licensing agreements which may not be available in the future at the same terms or at all. Any adverse determination related to intellectual property claims or litigation could be material to our net income or cash flows of a particular quarter or could otherwise adversely affect our operating results.

Our quarterly results can be expected to fluctuate and, if we fail to meet the expectations of analysts or investors, the price for our common stock and the value of your investment could decline substantially.

We may fail to meet or exceed the expectations of securities analysts or investors, and the market price of our common stock or the trading price of the notes could decline. Moreover, the price for our common stock may be based on expectations of our future performance that may be unrealistic or that may not be met. Some of the important factors that may cause our revenues, operating results and cash flows to fluctuate from quarter to quarter include:

●	our ability to retain and increase sales to existing customers, attract new customers and satisfy our customers’ requirements;

●	the number of new employees added;

●	changes in our pricing policies whether initiated by us or as a result of intense competition;

●	the rate of expansion and productivity of our sales force;

●	new product and service introductions by our competitors;

●	our success in selling our products and services to large enterprises;

●	general economic conditions could adversely affect either our customers’ ability or willingness to purchase additional subscriptions or upgrade their service, or delay a prospective customers’ purchasing decision, or reduce the value of new subscription contracts, or affect renewal rates, all of which could adversely affect our operating results;

●	the timing of customer payments and payment defaults by customers;

●	costs associated with acquisitions of companies and technologies;

●	extraordinary expenses such as litigation or other dispute-related settlement payments; and

●	the impact of new accounting pronouncements.

Many of these factors are not within our control, and the occurrence of one or more of them might cause our operating results to vary widely. As such, we believe that quarter-to-quarter comparisons of our revenues, operating results and cash flows may not be meaningful and should not be relied upon as an indication of future performance.

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Should we acquire companies or technologies in the future, they could prove difficult to integrate, disrupt our business, dilute shareholder value and adversely affect our operating results and the value of your investment.

As part of our business strategy, we will regularly evaluate acquisitions of complementary businesses, joint ventures, services and technologies. Acquisitions and investments involve numerous risks, including:

●	the potential failure to achieve the expected benefits of the combination or acquisition;

●	difficulties in and the cost of integrating operations, technologies, services and personnel;

●	diversion of financial and managerial resources from existing operations;

●	risk of entering new markets in which we have little or no experience;

●	potential write-offs of acquired assets or investments;

●	potential loss of key employees;

●	inability to generate sufficient revenue to offset acquisition or investment costs;

●	the inability to maintain relationships with customers and partners of the acquired business;

●	potential unknown liabilities associated with the acquired businesses;

●	unanticipated expenses related to acquired technology and its integration into existing technology;

●	negative impact to our results of operations because of the depreciation and amortization of amounts related to acquired intangible assets, fixed assets and deferred compensation, and the loss of acquired deferred revenue;

●	delays in customer purchases due to uncertainty;

●	the need to implement controls, procedures and policies appropriate for a public company at companies that prior to the acquisition lacked such controls, procedures and policies; and

●	challenges caused by distance, language and cultural differences.

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In addition, if we finance acquisitions by issuing additional convertible debt or equity securities, our existing shareholders may be diluted which could affect the market price of our common stock. Further, if we fail to properly evaluate and execute acquisitions or investments, our business and prospects may be seriously harmed, and the value of your investment may decline.

The market for carbon and hydrogen products is volatile and, if it develops more slowly than we expect, our business could be harmed.

The market for carbon and hydrogen products is not a mature market, and it is uncertain whether these our products will achieve and sustain high levels of demand and market acceptance. If enterprises do not perceive the benefits of carbon and hydrogen products, then the market for these products may not develop at all, or it may develop more slowly than we expect, either of which would significantly adversely affect our operating results. In addition, we may make errors in predicting and reacting to relevant business trends, which could harm our business.

Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

If we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology, and our business might be harmed. In addition, defending our intellectual property rights might entail significant expense. Any of our trademarks or other intellectual property rights may be challenged by others or invalidated through administrative process or litigation. While we plan to file patents, we may be unable to obtain patent protection for the technology covered in our patent applications. In addition, any patents issued in the future may not provide us with competitive advantages or may be successfully challenged by third parties. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Effective patent, trademark, copyright and trade secret protection may not be available to us in every country in which our service is available. The laws of some foreign countries may not be as protective of intellectual property rights as those in the U.S., and mechanisms for enforcement of intellectual property rights may be inadequate. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

We might be required to spend significant resources to monitor and protect our intellectual property rights. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel.

If we fail to develop our brands cost-effectively, our business may suffer.

We believe that developing and maintaining awareness of the Carbon Conversion Group™ brand and our other brands in a cost-effective manner is critical to achieving widespread acceptance of our existing and future services and is an important element in attracting new customers. Furthermore, we believe that the importance of brand recognition will increase as competition in our market develops. Successful promotion of our brands will depend largely on the effectiveness of our marketing efforts and on our ability to provide reliable secure and useful services at competitive prices. In the past, our efforts to build our brands have involved significant expense. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incurred in building our brands. If we fail to successfully promote and maintain our brands or incur substantial expenses in an unsuccessful attempt to promote and maintain our brands, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business could suffer.

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We are dependent on our management team and development and operations personnel, and the loss of one or more key employees or groups could harm our business and prevent us from implementing our business plan in a timely manner.

Our success depends substantially upon the continued services of our executive officers and other key members of management, particularly our Chief Executive Officer, Robert C. Doherty. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives. Such changes in our executive management team may be disruptive to our business. We are also substantially dependent on the continued service of our existing development and operations personnel because of the complexity of our service and technologies. We have entered into an employment agreement with Mr. Doherty, as well as with our other executive officers. We do not maintain key person life insurance policies on any of our executive officers. The loss of Mr. Doherty’s service could significantly harm our business. (See “Directors, Executive Officers, Promoters and Control Persons”).

Our Secretary and Chairman of the Board of Directors, Lloyd T. Spencer, holds similar positions at two other public companies.

Our Secretary and Chairman of the Board, Lloyd T. Spencer, serves as a Director, President and Chief Executive Officer of CarbonMeta (trading symbol: COWI); and Mr. Spencer currently serves as Secretary and Director of Deep Green Waste & Recycling, Inc. (trading symbol: DGWR). There is no assurance that Mr. Spencer will be able to devote adequate time to our company’s business efforts. (See “Directors, Executive Officers, Promoters and Control Persons”).

We may not be successful in our efforts to build a pipeline of product candidates.

A key element of our strategy is to build a pipeline of carbon and hydrogen products that are marketable. Even if we are successful in building a product pipeline, the potential product candidates that we identify may not be suitable for sale to customers for any number of reasons. If our methods of identifying potential product candidates fail to produce a pipeline of potentially viable product candidates, then our success as a business will be dependent on the success of fewer potential product candidates, which introduces risks to our business model and potential limitations to any success we may achieve.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could harm our business.

The United States does not have a nationwide recycling regulation that requires businesses to recycle. Although this is the case, many state and local governments have introduced their own waste and recycling mandates that commercial businesses must follow.

When we expand our operations to process organic gases and waste materials into carbon and hydrogen products, our operations will be subject to certain foreign, federal, state and local regulatory requirements relating to environmental, and health and safety matters. We will strive to operate in compliance with all applicable regulatory requirements. However, material costs and liabilities may arise from these requirements or from new, modified or more stringent requirements.

If we fail to comply with appropriate regulatory requirements, then we could be held liable for any resulting damages, and any liability could exceed our company’s resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

In addition, we may incur substantial costs in order to comply with current or future environmental,our company’s resources. health and safety laws and regulations. These current or future laws and regulations may impair our company’s production efforts. Our failure to comply with applicable laws and regulations may result in substantial fines, penalties or other sanctions.

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Upon the effectiveness of the Registration Statement of which this Prospectus forms a part, our company will become subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), which will serve to increase our operating costs.

Upon the effectiveness of the Registration Statement of which this Prospectus forms a part, our company will become subject to the reporting requirements of the Exchange Act. In addition, we will become subject to rules and regulations of regulatory bodies, including, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded. Our efforts to comply with these regulations will result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, our business may be harmed.

Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to deliver our products to our customers and could decrease demand for our products.

We may be unable to manage growth, which may impact our potential profitability.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

●	establish definitive business strategies, goals and objectives;

●	maintain a system of management controls; and

●	attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

We may not be able to compete successfully against other established companies offering the same or similar products and, as a result, we may not achieve our business objectives, including earning a profit.

If we are unable to compete successfully with other businesses in our existing market, we may not achieve our projected revenue and/or targets. We compete against both start-up and established companies. Compared to our business, some of our competitors may have greater financial and other resources, have been in business longer, have greater name recognition and be better established in the carbon (including carbon black, graphite, graphene and carbon nanotube) and hydrogen sectors.

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Failure to manage our rapid growth effectively could increase our expenses, decrease our revenue, and prevent us from implementing our business strategy.

Should we obtain needed funding, of which there is no assurance, our company could experience a period of rapid growth. To manage our anticipated future growth effectively, we would be required to continue to maintain, and may need to enhance, our information technology infrastructure and financial and accounting systems and controls, as well as manage expanded operations in geographically distributed locations. We also would be required to attract, train, and retain a significant number of qualified sales and marketing personnel, professional services personnel, software engineers, technical personnel, and management personnel. Failure to manage any period of rapid growth effectively could lead us to over-invest or under-invest in technology and operations; result in weaknesses in our infrastructure, systems, or controls; give rise to operational mistakes, losses, or loss of productivity or business opportunities; and result in loss of employees and reduced productivity of remaining employees. Our growth could require significant capital expenditures and may divert financial resources and management attention from other projects, such as the development of new services. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our revenue could decline or may grow more slowly than expected, and we may be unable to implement our business strategy.

Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

We may in the future be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors and officers liability (“D&O”) insurance. While neither Wyoming law, our Articles of Incorporation nor our Bylaws require us to indemnify or advance expenses to our officers and directors involved in such a legal action, we have entered into an indemnification agreement with our President and intend to enter into similar agreements with other officers and directors in the future. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

We may experience significant losses from operations.

Even if we do generate operating income in one or more quarters in the future, subsequent developments in our industry, customer base, business, our cost structure or a one-time event, such as significant litigation or a significant business transaction, may cause us to again experience operating losses. We may not become profitable for the long-term, or even for any financial reporting period.

Because competition for our target employees is intense, we may not be able to attract and retain the highly skilled employees we need to support our planned growth.

To continue to execute on our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for senior sales executives and engineers with high levels of experience. We may not be successful in attracting and retaining qualified personnel. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. In addition, in making employment decisions, job candidates often consider the value of the equity awards they are to receive in connection with their employment. Volatility in the price of our stock or failure to obtain stockholder approval for increases in the number of shares available for grant under our equity plans may, therefore, adversely affect our ability to attract or retain key employees. Furthermore, the requirements to expense equity awards may discourage us from granting the size or type of equity awards that job candidates require to join our company. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be severely harmed.

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We may fail to realize the anticipated benefits of any acquisition.

The success of any acquisition will depend on, among other things, our ability to combine our businesses in a manner that does not materially disrupt existing relationships and that allows us to achieve operational synergies and capitalize on the increased brand recognition and customer base of the combined company. If we are not able to achieve these objectives, the anticipated benefits of the acquisition may not be realized fully or at all or may take longer to realize than expected. In particular, the acquisition may not be accretive or accelerate sales in near or long term.

The integration process associated with any acquisition could result in the loss of key employees; the disruption of our ongoing businesses; or inconsistencies in standards, controls, procedures, or policies that could adversely affect our ability to maintain relationships with third parties and employees or to achieve the anticipated benefits of the acquisition. Integration efforts between the two companies will also divert management’s attention from our core business and other opportunities that could have been beneficial to our shareholders. An inability to realize the full extent of, or any of, the anticipated benefits of the acquisition, as well as any delays encountered in the integration process, could have an adverse effect on our business and results of operations, which may affect the value of the shares of our common stock after the completion of the acquisition.

Further, the actual integration associated with any acquisition may result in additional and unforeseen expenses. Operational improvements and actual cost synergies, if achieved at all, may be lower than we expect and may take longer to achieve than we anticipate. If we are not able to adequately address these challenges, we may be unable to realize the anticipated benefits of the integration of any acquisition.

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It is possible that the Coronavirus (“Covid-19”) pandemic, including the responses thereto, could cause long-lasting stock market volatility and weakness and continued high inflation rates, as well as long-lasting recessionary effects on the United States and/or global economies.

Should the negative economic impact caused by the COVID-19 pandemic and the responses thereto result in continuing long-term economic weakness in the United States and/or globally and continued high inflation rates, our ability to expand our business would be severely negatively impacted. It is possible that we would not be able to sustain during any such long-term economic weakness.

General Business Risks

If we fail to manage our growth, our business and operating results could be harmed and we may have to incur significant expenditures to address the additional operational and control requirements of this growth.

We may experience rapid growth in our sales and operations, which may place significant demands on our management, operational and financial infrastructure. If we do not manage our growth, the quality of our products and services could suffer, which could negatively affect our brand and operating results. To manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. These systems enhancements and improvements will require significant capital expenditures and allocation of valuable management resources. If the improvements are not implemented successfully, our ability to manage our growth will be impaired and we may have to make significant additional expenditures to address these issues, which could harm our financial position. The required improvements may include: eenhancing our information and communication systems to attempt to optimize proper service to our customers and Enhancing systems of internal controls to ensure timely and accurate reporting of all of our operations.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud And, as a result, current and potential shareholders could lose confidence in our financial reporting, which could harm our business and the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results could be harmed. We may in the future discover areas of our internal controls that need improvement. We cannot be certain that any measures we implement will ensure that we achieve and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

We have no operating history under our business model utilizing carbon (including carbon black, graphite, graphene and carbon nanotube) and hydrogen technologies in an emerging and rapidly evolving market, makes it difficult to evaluate our future prospects and increases the risk that we will not be successful.

We have no operating history under our new business model utilizing carbon black (graphite, graphene and carbon nanotubes), or hydrogen technology. You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company in a new and rapidly evolving market. We may not be able to successfully address these risks and difficulties, which could materially harm our business and operating results.

We cannot be certain that additional financing will be available on reasonable terms when required, or at all.

From time to time, we may need additional financing. Our ability to obtain additional financing, if and when required, will depend on investor demand, our operating performance, the condition of the capital markets, and other factors. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. We may need to raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences, or privileges senior to the rights of our common stock, and our existing shareholders may experience dilution.

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We may be unable to keep pace with rapid technological changes.

The industries in which we intend compete and intend to compete are subject to rapid technological changes. No assurances can be given that the technological advantages which may be enjoyed by us cannot or will not be overcome by technological advances by competitors rendering our company’s technologies obsolete or non-competitive.

We do not have tangible indications of market acceptance of our proposed products.

Our success will be dependent upon our ability to develop commercially acceptable products and to sell such products in quantities sufficient to yield profitable results. To date, we have received no indications of the commercial acceptability of any of our proposed products. Accordingly, we cannot predict whether our products can be marketed and sold in a commercial manner.

We rely on third parties and related parties.

We do not intend to maintain a significant research and development staff for the foreseeable future. Rather, we intend to rely on CarbonMeta via an existing technology contract to develop new chemical processes for our proposed products. (See “Certain Relationships and Related Transactions”).

We may be unable to protect our intellectual property.

Oue success will be dependent, in part, upon the protection of its various proprietary technologies from competitive use. Certain of our technologies are the subject of various patents in varying jurisdictions. In addition, we rely on a combination of trade secrets, nondisclosure agreements and other contractual provisions to protect its intellectual property rights. Nevertheless, these measures may be inadequate to safeguard our underlying technologies. If these measures do not protect our intellectual property rights, third parties could use our technologies, and our ability to compete in the market would be reduced significantly.

In the future, we may be required to protect or enforce our patents and patent rights through patent litigation against third parties, such as infringement suits or interference proceedings. These lawsuits could be expensive, take significant time, and could divert management’s attention from other business concerns. These actions could put our patents at risk of being invalidated or interpreted narrowly, and any patent applications at risk of not issuing. In defense of any such action, these third parties may assert claims against our company. We cannot provide any assurance that it will have sufficient funds to vigorously prosecute any patent litigation, that it will prevail in any of these suits, or that the damages or other remedies awarded, if any, will be commercially valuable. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation, which could result in the negative perception by investors, which could cause the price of our common stock to decline dramatically.

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Risks Related to this Offering

There is no market for our common stock.

There is currently no market for our common stock. However, we intend to retain Glendale Securities, Inc. as the market maker who will file a Rule 211 application with the FINRA to obtain a trade symbol for our common stock. Such efforts may not be successful and our common stock may never be listed for trading on any trading platform. In such circumstance, owners of our common stock will not have a market in which to sell their shares. (See “Plan of Distribution”).

It can be expected that, if trading commences in our common stock, that our common stock would be thinly traded and its market price highly volatile.

If trading in our common stock commences, of which there is no assurance, it is expected that such market would be limited in nature. A limited market is characterized by a relatively limited number of shares in the public float, relatively low trading volume and a small number of brokerage firms acting as market makers. The market for low-priced securities is generally less liquid and more volatile than securities traded on national stock markets. Wide fluctuations in market prices are not uncommon. No assurance can be given that the market for our common stock, if commenced, would continue. The price of our common stock may be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

●	price and volume fluctuations in the overall stock market from time to time;

●	volatility in the market prices and trading volumes of similar stocks;

●	changes in operating performance and stock market valuations of other companies in our industry;

●	sales of shares of our common stock by us or our shareholders;

●	failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	the financial projections we may provide to the public, any changes in those projections or our failure to meet those projections;

●	announcements by us or our competitors of new products or services;

●	the public’s reaction to our press releases, other public announcements and periodic filings with the Securities and Exchange Commission (the “SEC”) and/or OTC Markets;

●	rumors and market speculation involving us or other companies in our industry;

●	actual or anticipated changes in our operating results or fluctuations in our operating results;

●	actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;

●	litigation involving us and/or our industry, or investigations by regulators into our operations or those of our competitors;

●	developments or disputes concerning our intellectual property or other proprietary rights;

●	announced or completed acquisitions of businesses or technologies by us or our competitors;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	changes in accounting standards, policies, guidelines, interpretations or principles;

●	any significant change in our management; and

●	general economic conditions and slow or negative growth of our markets.

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Our Board of Directors has broad discretion to issue additional securities.

We are authorized under our Articles of Incorporation to issue up to 600,000,000 shares consisting of 500,000,000 shares of common stock and 100,000,000 “blank check” shares of preferred stock. Shares of our blank check preferred stock provide our Board of Directors with broad authority to determine voting, dividend, conversion, and other rights. As of the date of this Prospectus, we have issued and outstanding 36,694,731 shares of common stock; and 1,000,000 shares of Series A Convertible Preferred Stock that possess superior voting rights and are convertible into a significant, as yet undetermined, number of shares of common stock at the election of the holder.

As of the date of this Prospectus, we have authorized but unissued 1,000,000 shares of Series B Convertible Preferred Stock, which would be, if issued, convertible into a significant number of shares of common stock at the election of the holder.

Further, as of the date of this Prospectus, we are entitled to issue up to 98,000,000 additional shares of “blank check” preferred stock. Our Board of Directors may generally issue those common and preferred shares, or convertible securities to purchase those shares, without further approval by our shareholders. Any additional preferred shares we may issue could have such rights, preferences, privileges, and restrictions as may be designated from time-to-time by our Board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions.

It is likely that we will issue additional securities to raise capital in order to further our business plans. It is also likely that we will issue additional securities to directors, officers, employees, and consultants as compensatory grants in connection with their services. Any issuances could be made at a price that reflects a discount to, or a premium from, the then-current market price of our common stock. These issuances would dilute the percentage ownership interest of our current shareholders, which would have the effect of reducing your influence on matters on which our stockholders vote and might dilute the net tangible book value per share of our common stock.

We do not expect to declare or pay dividends in the foreseeable future.

We do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our Common Stock will not receive any return on their investment unless they sell their shares of common stock, and holders may be unable to sell their shares on favorable terms, or at all.

Because we do not have an audit or compensation committee, shareholders will have to rely on our directors, none of whom is independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. Our Board of Directors performs these functions as a whole. No member of the Board of Directors is an independent director. Thus, there is a potential conflict in that members of our Board of Directors who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Because we lack certain internal controls over financial reporting in that we do not have an audit committee and our Board of Directors has no technical knowledge of U.S. GAAP and internal control of financial reporting and relies upon the Company’s financial personnel to advise the Board on such matters, we are subject to increased risk related to financial statement disclosures.

We lack certain internal controls over financial reporting in that we do not have an audit committee and our Board of Directors has no technical knowledge of U.S. GAAP and internal control of financial reporting and relies upon the Company’s financial personnel to advise the Board of Directors on such matters. Accordingly, we are subject to increased risk related to financial statement disclosures.

Our Chief Executive Officer and our Secretary hold a significant percentage of our outstanding voting securities, which could reduce the ability of minority shareholders to effect certain corporate actions.

Our Chief Executive Officer, Robert C. Doherty, is the beneficial owner of 2,500,000 shares of common stock and 500,000 shares of Series A Preferred Stock, which controls approximately 49% of the voting securities for matters brought before shareholders requiring a vote. Our Secretary and Chairman of the Board of Directors, Lloyd T. Spencer, is the beneficial owner of 2,000,000 shares of common stock and 500,000 shares of Series A Preferred Stock, which controls approximately 49% of the voting securities for matters brought before shareholders requiring a vote. As such, Messrs. Doherty and Spencer have voting rights equal to approximately 98% and thus control of any item brought before shareholders requiring a vote. As a result of this ownership, Messrs. Doherty and Spencer possess and can continue to possess significant influence and can elect and can continue to elect a majority of our Board of Directors and authorize or prevent proposed significant corporate transactions. Messrs. Doherty and Spencer’s ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

There exists the potential risk and conflict of interest presented by the ability of Messrs. Doherty and Spencer to retain majority control of our company’s voting power while reducing, potentially significantly, his economic interest in the Company’s shares. Although Messrs. Doherty and Spencer may be able to sell their entire economic interest in the Company’s common stock, they would retain control over the company by maintaining ownership of their shares of Series A Preferred Stock.

Upon the effectiveness of the Registration Statement of which this Prospectus forms a part, we will become subject to the periodic reporting requirements of the Exchange Act.

Upon the effectiveness of the Registration Statement of which this Prospectus forms a part, we will be subject to the periodic and current reporting requirements required by Section 13(a) of the Exchange Act. Our compliance with such reporting requirements will increase our operating costs at a time when our business is not generating positive cash flows.

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The preparation of our financial statements involves the use of estimates, judgments and assumptions, and our financial statements may be materially affected if such estimates, judgments or assumptions prove to be inaccurate.

Financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) typically require the use of estimates, judgments and assumptions that affect the reported amounts. Often, different estimates, judgments and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments and assumptions may occur from period to period over time. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to, determining the fair value of assets and the timing and amount of cash flows from assets. These estimates, judgments and assumptions are inherently uncertain and, if our estimates were to prove to be wrong, we would face the risk that charges to income or other financial statement changes or adjustments would be required. Any such charges or changes could harm our business, including our financial condition and results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our consolidated financial statements and our business.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our common stock could be negatively affected.

Any trading market for our common stock that may be established will be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our common stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage or us, the market price and market trading volume of our common stock could be negatively affected.

Future issuances of our common stock or securities convertible into our common stock, or the expiration of lock-up agreements that restrict the issuance of new common stock or the trading of outstanding stock, could cause the market price of our common stock to decline and would result in the dilution of an investor’s percentage of ownership in our company.

Future issuances of our common stock or securities convertible into our common stock, or the expiration of lock-up agreements that restrict the sale of common stock by selling shareholders, or the trading of outstanding common stock, could cause the market price of our common stock to decline. We cannot predict the effect, if any, of the exercise of warrants or conversion of Series A Preferred Stock into common stock or other future issuances of our common stock or securities convertible into our common stock, or the future expirations of lock-up agreements, on the price of our common stock. In all events, future issuances of our common stock would result in the dilution of an investor’s percentage of ownership in our company.

Our common stock will be a “Penny Stock” and subject to specific rules governing its sale to investors.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to our Common Stock, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks; and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person; and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination; and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors sell shares of our common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

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USE OF PROCEEDS

Neither our company, CarbonMeta nor Salvum will derive any proceeds from the Distribution of the Distribution Shares to the shareholders of CarbonMeta and Salvum.

DETERMINATION OF OFFERING PRICE

Inasmuch as the Distribution of the Distribution Shares to the shareholders of CarbonMeta and Salvum does not involve a sale transaction, there is no “offering price,” per se, for the Distribution Shares.

DILUTION

Inasmuch as the Distribution of the Distribution Shares to the shareholders of CarbonMeta and Salvum does not involve a sale transaction, there will be no dilution to the shareholders of CarbonMeta and Salvum with respect to the Distribution Shares received by them.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As of the date of this Prospectus, there is no trading market in our common stock, and we cannot assure you that a trading market will develop. Our common stock is currently not listed on any national securities exchange, the NASDAQ stock market, or any trading platform of OTC Markets, including the OTCQB Marketplace or OTC Pink Open Market. We intend to retain Glendale Securities, Inc. as the market maker who will file a Rule 211 application with the FINRA to obtain a trade symbol for our common stock. Such efforts may not be successful and our shares may never be listed and owners of our common stock may not have a market in which to sell their shares.

Holders

As of the date of this Prospectus, the number of shareholders of record of our common stock was 45. Immediately following the Distribution of the Distribution Shares, the approximate number of shareholders of record of our common stock will be 302.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

PLAN OF DISTRIBUTION

This Prospectus relates to the distribution (the Distribution) of an aggregate of 13,014,451 shares of our common stock (the Distribution Shares) by (a) CarbonMeta, as to 6,520,240 Distribution Shares, and (b) Salvum, as to 6,494,211 Distribution Shares, to their respective shareholders of record as of the close of business on June 23, 2023 (the Record Date). The Distribution will be effected as soon as is practicable following the effectiveness of the Registration Statement of which this prospectus forms a part. Neither our company, CarbonMeta nor Salvum will receive any proceeds from the Distribution of the Distribution Shares.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

This section was prepared by the accounting firm of NKSK Accounting, Ltd, a Missouri corporation (“Accountant”), and reflects the opinions of the firm regarding federal income tax consequences arising from the distribution of Carbon Conversion Group, Inc. common stock (the Distribution Shares). All opinions of the Accountant rely upon the accuracy of management’s representations. This opinion is not binding on the Internal Revenue Service. The Accountant cannot provide any assurance the Internal Revenue Service will agree with the opinions expressed below.

Tax attributes of transactions vary based on the individual circumstances of each taxpayer. This guidance can cover some circumstances; but each shareholder, both corporate and noncorporate should seek guidance based on their individual circumstances by a reputable Tax Professional, Tax Attorney, Certified Public Accountant (CPA) or Enrolled Agent (EA).

Based on management’s representations, CarbonMeta Technologies, Inc. (CarbonMeta) and Salvum Corporation (Salvum) (collectively, “Distributing Corporation”) will distribute shares of Carbon Conversion Group (the “Controlled Corporation”) owned by them to shareholders of record of the Distributing Corporation. This is part of a strategic plan to separate out the business line of both of CarbonMeta and Salvum, so they may focus on their core businesses. This reorganization is not being performed for the avoidance of tax.

At the core of the transaction, it would qualify for Section 355 (Internal Revenue Code of 1986, as amended) tax-free treatment for the Distributing Corporation. No dividend documentation will or should be given by the Distributing Corporation. With the Distributing Corporation qualifying for a Section 355 transfer, that benefits pass through to the respective shareholders, both corporate and non-corporate.

Generally, securities are considered boot, however for transactions qualified under Section 355 or Section 354 the shareholder (both corporate and non-corporate) would be able to receive these securities without recognizing gain. Under Section 355, the principal amount of securities in the Controlled Corporation that are received exceeds the principal amount of securities in the Distributing Corporation that are surrendered the fair market value of that excess would be considered boot for this transaction.

If no securities are surrendered, the excess would be the entire principal amount of the securities received.

The basis of the shareholders, both corporate and non-corporate, of the Distributing Corporation in the securities of the Controlled Corporation is generally the same as the basis of the securities they surrendered of the Distributing Corporation. However, if the shareholder(s) received boot or other property, the basis must be reduced by the amount of money received or the fair market value of the property received. (See Internal Revenue Code Section 358(b)(1)).

If a shareholder, under Section 355, does not surrender any security in the Distributing Corporation and receives only non-recognition property, then, under Regulation 1.358-1(a) the basis is calculated as immediately after the transaction, the sum of the basis of all of the stock and securities with respect to which the distribution is made plus the basis of all stock and securities received in the distribution with respect to such stock and securities shall be the same as the basis of the stock and securities with respect to which the distribution is made immediately before the transaction, allocated in the manner described in Regulation 1.358-2.

In Regulation 1.358-2(a)(2)(iv), if the shareholder receives one or more shares of stock or one or more securities under the terms of Section 355, the basis of each share of the Distributing Corporation shall be allocated between the share of stock or security of the distributing and the share of stock or security in the Controlled Corporation in proportion to their fair market values.

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DESCRIPTION OF SECURITIES

Our authorized capital consists of 500,000,000 shares of common stock, par value $.0001 per share, and 100,000,000 are shares of preferred stock, par value $.0001 per share. As of the date of this prospectus, we had (a) 36,694,731 shares of common stock outstanding; (b) 1,000,000 shares of Series A Convertible Preferred Stock outstanding; and (c) no shares of Series B Convertible Preferred Stock outstanding.

Common Stock

The holders of our common stock currently have (a) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (b) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of our company; (c) do not have preemptive, subscriptive or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Our Bylaws provide that, at all meetings of the shareholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by Wyoming law or our Articles of Incorporation, as amended, a majority of the votes cast at a meeting of the shareholders shall be necessary to authorize any corporate action to be taken by vote of the shareholders.

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Preferred Stock

Our Board of Directors is empowered, without shareholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company.

Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) shall have a stated value equal to $0.05 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series A Stated Value”).

Initially, there will be no dividends due or payable on the Series A Preferred Stock. Any future terms with respect to dividends shall be determined by our Board of Directors consistent with our Articles of Incorporation.

Each outstanding share of Series A Preferred Stock shall be convertible into the number of shares of our common stock determined by dividing the Series A Stated Value by the Conversion Price as defined below, at the option of the Holder in whole or in part, at any time commencing no earlier than six (6) months after the Issuance Date; provided that any conversion must be made during the ten (10) day period immediately following the date on which we file with the SEC any periodic report on form 10-Q, 10-K or the equivalent form; provided further that, any such conversion shall be for a minimum Stated Value of $500.00 of Series A Preferred Stock.

The Conversion Price for each share of Series A Preferred Stock in effect on any Conversion Date shall be (a) eighty-five percent (85%) of the average closing bid price of our common stock over the twenty (20) trading days immediately preceding the date of conversion, (b) but no less than par value of our common stock.

The Series A Preferred Stock shall, as to distribution of assets upon liquidation, dissolution or winding up of our company, rank (i) prior to our common stock (ii) prior to any class or series of our capital stock created that, by its terms, ranks junior to the Series A Preferred Stock; (iii) junior to our Series B Convertible Preferred Stock and any class or series of our capital stock the Corporation created which by its terms ranks senior to the Series A Preferred Stock; (iv) pari passu with any other series of our preferred stock created which by its terms ranks on a parity with the Series A Preferred Stock.

Each one (1) share of the Series A Preferred Stock shall have voting rights equal to five million (5,000,000) votes of common stock. With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of Series A Preferred Stock shall vote together with the holders of common stock without regard to class, except as to those matters on which separate class voting is required by applicable law or our Articles of Incorporation or Bylaws.

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Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock (the “Series B Preferred Stock”) shall have a stated value equal to $100.00 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series B Stated Value”).

Initially, there will be no dividends due or payable on the Series B Preferred Stock. Any future terms with respect to dividends shall be determined by our Board of Directors consistent with our Articles of Incorporation.

Each outstanding share of Series B Preferred Stock shall be convertible into the number of shares of our common stock determined by dividing the Series B Stated Value by the Conversion Price as defined below, at the option of the Holder in whole or in part, at any time commencing no earlier than six (6) months after the Issuance Date; provided that any conversion under this section must be made during the ten (10) day period immediately following the date on which we file with the SEC any periodic report on form 10-Q, 10-K or the equivalent form; provided further that, any conversion shall be for a minimum Stated Value of $500.00 of Series B Preferred Stock.

The Conversion Price for each share of Series B Preferred Stock in effect on any Conversion Date shall be (a) eighty five percent (85%) of the average closing bid price of our common stock over the twenty (20) trading days immediately preceding the date of conversion, (b) but no less than par value of our common stock.

The Series B Preferred Stock shall, as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, rank (i) prior to our common stock (ii) prior to any class or series of our capital stock created that, by its terms, ranks junior to the Series B Preferred Stock; (iii) junior to the Series A Preferred Stock and any class or series of our capital stock created which by its terms ranks senior to the Series B Preferred Stock; (iv) pari passu with any other series of our preferred stock created which by its terms ranks on a parity with the Series B Preferred Stock.

The Holders of the Series B Preferred Stock have no voting power whatsoever, except as provided by the Wyoming Business Corporation Act.

Warrants

As of the date of this Prospectus, we have outstanding warrants to purchase a total of 12,000 shares of our common stock at an exercise price of $0.50 per share.

Options

Option Plans. To date, no options have been issued under shareholder approved plans and no shareholder approved plans currently exist.

Option Grant. Upon execution of the employment agreement (the “Doherty Agreement”) with our Chief Executive Officer, Robert C. Doherty, Mr. Doherty was granted an option to purchase 2,500,000 shares of our common stock at an exercise price of $0.0001, with the following vesting schedule: 25% of the options shall vest upon our reaching $10 million in aggregate total sales revenue earned after the effective date of the Doherty Agreement; 25% of the options shall vest upon our reaching $20 million in aggregate total sales revenue earned after the effective date of the Doherty Agreement; and the remaining unvested options shall vest upon our reaching $40 million in sales revenue earned after of the effective date of the Doherty Agreement. (See “Executive Compensation” and “Certain Relationships and Related Transactions”).

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Anti-Takeover Effects of our Articles of Incorporation, Bylaws and Wyoming Law

No Cumulative Voting. Notwithstanding the outstanding shares of our Series A Preferred Stock that possesses voting control, holders of our common stock do not have cumulative voting rights in the election of directors. The absence of cumulative voting may make it more difficult for shareholders owning less than a majority of our common stock to elect any directors to our Board of Directors.

Number of Directors; Vacancies; Removal. Our Bylaws provide that our Board of Directors may increase or decrease the number of directors at any meeting. Any vacancy on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office and shall hold such office until his successor is duly elected and qualified. Any directorship to be filled by reason of an increase in the number of directors shall be filled by the affirmative vote of a majority of the directors then in office, or by an election at an annual shareholders meeting, or at a special meeting of shareholders called for that purpose. A director chosen to fill a position resulting from an increase in the number of directors shall hold office only until the next election of directors by the shareholders.

Our Bylaws provide that any director or directors of our company may be removed from office at any time, with or without cause, by the vote or written consent of shareholders representing not less than a majority of the issued and outstanding capital stock entitled to voting power.

Control Share Acquisitions. We may be, or we may become, subject to Wyoming’s control share law. The law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of our company in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more. The ability to exercise such voting power may be direct or indirect and individual or in association with others. The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of our company’s shareholders, approved at a special or annual meeting of shareholders. The control share law contemplates that voting rights will be considered only once by the other shareholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the shareholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell their shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law. If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any shareholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such shareholder’s shares.

Business Combinations. Wyoming’s control share law may have the effect of discouraging takeovers of our company. In addition to the control share law, Wyoming has a business combination law which prohibits certain business combinations between Wyoming corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder,” unless our company’s Board of Directors approves the combination in advance. For purposes of Wyoming law, an “interested stockholder” is any person who is (2) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of our company, or (2) an affiliate or associate of our company and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of our company. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use our company’s assets to finance the acquisition or otherwise to benefit their own interests rather than the interests of our company and its other shareholders. The effect of Wyoming’s business combination law is to potentially discourage parties interested in taking control of our company from doing so if it cannot obtain the approval of our Board of Directors.

Limitations of Liability and Indemnification Matters

Our Articles of Incorporation require us to indemnify to the fullest extent permitted by, and in the manner permissible under, the Wyoming Business Corporation Act, as amended from time to time, any person made, or threatened to be made, a party to any threatened, pending or completed action, suit, or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person (a) is or was a director or officer of our company, or any predecessor of our company, or (b) served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent at the request of our company, or any predecessor of our company; provided, subject to certain exceptions in the Bylaws, we are only required to indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized in advance by our Board of Directors.

To the fullest extent permitted by the Wyoming Business Corporation Act, or any other applicable law, our company, upon approval by our Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to our Bylaws.

Transfer Agent

We have retained the services of Empire Stock Transfer Inc., 1859 Whitney Mesa Drive, Henderson, Nevada 89014, as the transfer agent for our common stock. Empire Stock Transfer’s website is located at: www.empirestock.com. No information found on Empire Stock Transfer’s website is part of this Prospectus.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATION

Please read the following discussion of our financial condition and results of operations in conjunction with financial statements and notes thereto, as well as the “Risk Factors” and “Business” sections included elsewhere in this Prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

Our company is a research and development company that commercializes technologies for processing organic wastes into hydrogen and high-value carbon products economically and sustainably.

Milestones to Implement Business Operations

The Milestones presented below encompass those which management believes our company needs to achieve to be successful. These Milestones are broken down by quarters and projected costs.

A.	0-3 Months

○	Completed the conversion from LLC to Corporation;

○	Apply for federal / state grant opportunities related to plastics catalysis in United States and Europe;

○	Meet with local, regional and State representatives for grant opportunities;

○	Sign Letters of Intent and multi-year contractual agreement with strategic customers for the delivery of services related to waste plastics microwave catalysis;

○	Pursue carbon and gas product sales opportunities related in United States;

○	Complete equipment drawings and begin to order components;

○	Establish Tennessee location of first plant;

○	Execute a consulting relationship with CarbonMeta for the continuation of process and catalyst research;

○	Begins earning revenues through; acting as a procurement agent, delivering carbon black and hydrogen gas, and the delivery of EarthCrete mix products to customers;

○	Funding to underwrite sales, marketing, accounting, audit, legal and regulatory expenses shall be raised through Reg-A investment funding, S-1 convertible note funding, and initial revenues; and

○	Estimated Cost: $200,000.

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B.	4-6 Months

○	Establish long term partnerships with (1) microwave reactor partner, and (1) gas products distribution partner, and (1) carbon products distribution partner;

○	Establish location of second manufacturing facility in Wisconsin;

○	Establish a relationship with a recycling operation to handle plastic waste their process cannot support;

○	Hire sales and marketing staff to grow the Company’s revenues and ancillary staff to support the Company’s operations;

○	Funding to underwrite all expenses shall be raised through one or more of a Regulation A offering, an S-1 offering, convertible note funding and ongoing revenues; and

○	Estimated Cost: $9,500,000.

C.	7-12 Months

○	Format potential licensing / joint venture agreements;

○	Establish manufacturing facility for EarthCrete;

○	Establish long term project in Europe with (1) new customer or investor in the petrochemical, coal, agricultural or construction industry;

○	Establish long term supply contract to customers in various marketing verticals;

○	Pursue carbon and gas product sales opportunities related in Europe and Asia;

○	Hire sales and marketing staff to grow the Company’s revenues and ancillary staff to support the Company’s operations;

○	Establish third facility in Ohio;

○	Funding to underwrite all expenses shall be raised through Reg-A investment funding, S-1 convertible note funding, and ongoing revenues; and

○	Estimated Cost: $12,000,000.

D.	13-24 Months

○	Through our consultant relationship with CarbonMeta, establish R&D facility in Saudi Arabia to research microwave catalysis of agricultural waste, oil spill waste, and coal mining waste;

○	Apply for federal / state grant opportunities related to plastics catalysis in Europe and Philippines;

○	Establish plans to construct a large volume facility in the State of Louisiana;

○	Identify, initiate discussions, and begin due diligence on a strategic acquisition candidate in the recycling or reclamation industry;

○	Re-evaluate Company’s business plan with a focus on profitability and sustainability;

○	Explore potential technology licensing opportunities;

○	Funding to underwrite all expenses shall be raised through Reg-A investment funding, S-1 convertible note funding, and ongoing revenues; and

○	Estimated Cost: $10,000,000.

These Milestones are as of the date stated (unless specifically noted otherwise) and should be read in conjunction with financial statements and notes thereto for the applicable period referenced. These Milestones and the financing needs discussion may include information that has since changed and may not be consistent with other sections of this prospectus.

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Financing Needs

The Distribution of the Distribution Shares will not provide us with any cash proceeds with which to operate.

In order to fund our operations, we rely upon direct investments with accredited investors, joint ventures, and customer revenues. Once we become profitable, we intend to fund our operations from free cash flow.

At present, we only have sufficient funds to conduct our operations for approximately three months. There can be no assurance that additional financing will be available in amounts or on terms acceptable to our company, if at all.

If we are not successful in generating sufficient liquidity from our operations or in raising sufficient capital resources on terms acceptable to us, we could be forced to suspend or cease operations.

We will require additional investments in order to continue operations. Additional investments are being sought, but we cannot guarantee that we will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. In the event there is a downturn in the U.S. stock and debt markets, this could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, shareholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of our existing securities holders.

The below discussions are as of the dates stated (unless specifically noted otherwise) and should be read in conjunction with our financial statements and notes thereto, beginning on page F-1. These discussions may include information that has since changed and may not be consistent with other sections of this Prospectus.

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Results of Operations

Nine Months Ended September 30, 2023, versus the Period from August 30, 2022 (Inception), Through September 30, 2022.

	September 30, 2023 (unaudited)	September 30, 2022 (unaudited)
Gross revenue	$76,197	-
Operating expenses	369,146	-
Loss from operations	(339,126)	-
Net income (loss)	(339,126)	-
Net income (loss) per share - basic and diluted	$(0.04)	-

Revenues. During the nine months ended September 30, 2023, revenues were $76,197 (unaudited) from our serving as procurement agent for our sole customer, Silt Energy Development LLC, which accounted for 100% of our revenues. Our procurement services were provided in relation to a Commercial Solar Installation Agreement by which Silt Energy Development LLC delivered solar panels and mounting brackets to be used for a ground-mounted solar array being deployed in Silt, Colorado.

Operating Expenses. Operating expenses were $369,146 (unaudited) for the nine months ended September 30, 2023.

We anticipate that our cost of revenues will increase in 2024, and for the foreseeable future, as we continue to identify potential acquisitions, joint ventures and licensing opportunities.

We incurred $475 (unaudited) in research and development expenses during the nine months ended September 30, 2023.

We incurred $230,945 (unaudited) in compensation expenses during the nine months ended September 30, 2023. We anticipate that we will need to expand our management team with future acquisitions or joint ventures. We are unable to make any prediction, in this regard.

Loss from Operations. We incurred a loss from operations of $339,146 (unaudited) for the nine months ended September 30, 2023.

Net Loss. We incurred a net loss for the nine months ended September 30, 2023, of $339,146 (unaudited). Our net loss is largely attributable to executive compensation and other operating expenses.

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Period From August 30, 2022 (Inception), Through December 31, 2022.

From August 30, 2022 (Inception), through December 31, 2022
Gross revenue	$-
Operating expenses	35
Loss from operations	(35)
Other income (expense)	-
Net income (loss)	(35)
Net income (loss) per share - basic and diluted	$-

Revenues. During the period from August 30, 2022 (Inception), through December 31, 2022, revenues were $-0-.

Operating Expenses. Operating expenses were $35 for the period from August 30, 2022 (Inception), through December 31, 2022.

We anticipate that our cost of revenues will increase in 2024, and for the foreseeable future, as we continue to identify potential acquisitions, joint ventures and licensing opportunities. We are unable to make any prediction, in this regard.

We incurred $-0- in research and development expenses during the period from August 30, 2022 (Inception), through December 31, 2022.

We incurred $-0- in compensation expenses during the period from August 30, 2022 (Inception), through December 31, 2022. We anticipate that we will need to expand our management team with future acquisitions or joint ventures. However, we are unable to make any prediction, in this regard.

Loss from Operations. Our loss from operations was $35 for the period from August 30, 2022 (Inception), through December 31, 2022.

Net Income (Loss). Our net loss for the period from August 30, 2022 (Inception), through December 31, 2022, was $35.

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Liquidity and Capital Resources

The following table summarizes the cash flows for the period from August 30, 2022 (Inception), through December 31, 2022, for the nine months ended September 30, 2023, and for the period from August 30, 2022 (Inception), to September 30, 2022:

	December 31, 2022	September 30, 2023 (unaudited)	September 30, 2022 (unaudited)
Cash Flows:

Net cash (used in) operating activities	(35)	(2,389)	-
Net cash provided by (used in) investing activities	-	(97,080)	-
Net cash provided by financing activities	80	99,920	-

Net (decrease) increase in cash	45	451	-
Cash at beginning of period	-	45	-

Cash at end of period	$45	$496	$-

For the nine months ended September 30, 2023, net cash (used in) operating activities was ($2,389) (unaudited). The net cash used in operating activities for the nine months ended September 30, 2023, was largely attributable to a net loss of ($339,126) (unaudited) offset by deferred revenue of $657,554 (unaudited) and accounts payable and accrued expenses of $260,894 (unaudited).

For the nine months ended September 30, 2023, net cash used in investing activities was ($97,080) (unaudited), which was entirely attributable to advances to CarbonMeta.

For the nine months ended September 30, 2023, cash provided by financing activities was $99,920 (unaudited), which was largely attributable to proceeds from the sale of common stock.

At September 30, 2023, we had current assets of $619,869 (unaudited), current liabilities of $918,448 (unaudited), a working capital deficit of $298,579 (unaudited) and an accumulated deficit of $329,261 (unaudited).

At December 31, 2022, we had current assets of $45, current liabilities of $80, a working capital deficit of $35 and an accumulated deficit of $35.

We currently do not have any available credit, bank financing or other external sources of liquidity. We will need to obtain additional capital in order to expand operations and become profitable. In order to obtain capital, we may need to sell additional shares of our common stock or borrow funds from private lenders. There can be no assurance that we will be successful in obtaining additional funding. We will still need additional capital in order to continue operations until we are able to achieve positive operating cash flow. Additional capital is being sought, but we cannot guarantee that we will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations.

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Required Capital Over the Next Twelve Months. We expect to incur losses from operations for the foreseeable future. We believe we will have to raise an additional $2,500,000 to fund our operations over the next twelve months, including approximately $75,000 to remain current in our filings with the SEC. The remaining amount of funds would be utilized for hiring ancillary staff and key personnel, as needed, corporate website and SEO development, acquisition(s) in the waste and recycling management sector and day-to-day operations.

Future financing may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, existing holders of our securities may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our securities.

If additional financing is not available or is not available on acceptable terms, we may be required to delay or alter our business plan based on available financing.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

There were various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company’s consolidated financial position, results of operations or cash flows. See the Notes to the Financial Statements, beginning on page 5 of this Prospectus, for more detailed information.

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BUSINESS

Background

We are a research and development company that commercializes technologies for processing organic wastes into hydrogen and high-value carbon products economically and sustainably.

Our company was formed on August 30, 2022, as a limited liability company under the laws of the State of Wyoming, as “CarbonMeta Green Building Materials, LLC,” in furtherance of an existing joint venture between CarbonMeta Technologies, Inc. (CarbonMeta) and Salvum Corporation (Salvum).

On June 16, 2023, the Company’s former parent, CarbonMeta, filed a Certificate of Conversion with the State of Wyoming to convert our company from a limited liability company to a corporation and, in conjunction therewith, filed our Articles of Incorporation, which became effective July 28, 2023. Our corporate name changed to Carbon Conversion Group, Inc., upon the filing of our Articles of Incorporation.

The Distribution

On June 12, 2023, the respective Boards of Directors of CarbonMeta and Salvum determined to “spin-off” the Distribution Shares as a dividend to their respective shareholders of record as of the close of business on June 23, 2023 (the “Record Date”).

Each CarbonMeta shareholder will receive one (1) Distribution Share for every 3,000 shares of CarbonMeta held on the Record Date, and each Salvum shareholder will receive 0.5067 of a Distribution Share for every one (1) share of Salvum held on the Record Date.

Corporate Information

Our principal executive office is located at 925 South Church Street, Suite B200-123, Murfreesboro, Tennessee 37130; our telephone number is (615) 747-2523; our website address is www.carbonconversiongroup.com. Information on our website is not a part of this Prospectus.

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Production Agreement

On January 11, 2022, CarbonMeta entered into an Interim Joint Product Development and Sales Representation Agreement (the “Salvum Agreement”) with Salvum. Under the terms of the Salvum Agreement, the parties agreed to work together to develop both CarbonMeta’s proprietary cementless paver products known as “Cementless Paver” and Salvum’s proprietary concrete alternative products known as “EarthCrete.”

August 30, 2022, CarbonMeta and Salvum caused the Company to be formed as a limited liability company under the laws of the State of Wyoming, to continue their efforts embodied by the Salvum Agreement. The Operating Agreement of the Company provided for: (a) ownership of the Company to be 50.1% CarbonMeta and 49.9% Salvum; (b) capital contributions by CarbonMeta of 250,000,000 shares of CarbonMeta common stock and the assignment of the existing Ecomena Limited license agreement, and by Salvum of the existing EarthCrete customer list and sales pipeline and a license to use the EarthCrete trademark worldwide.

Ecomena Limited

In December 2021, CarbonMeta entered into a License Agreement (the “Ecomena License Agreement”) with Ecomena Limited (an entity located in the United Kingdom), the co-founder of which is Mohammed Khalil, one of the Company’s directors (“Ecomena”). Under the terms of the Ecomena License Agreement, Ecomena licensed a technology useful in the recycling of industrial byproduct into cement free pavers and mortars that are environmentally friendly and continuously absorb carbon dioxide. The term of the Ecomena License Agreement extends to December 2, 2026. Ecomena may terminate the Ecomena License Agreement for any reason, at any time, on six-months’ written notice. The royalty rate payable to Ecomena is 5% of net sales, subject to a minimum of £5,000 per year for license years 1 and 2, £3,000 for license year 3 and £1,000 for license year 4 and each license year thereafter.

CarbonMeta assigned its interest in the Ecomena License to the Company upon its formation and remains in full force and effect.

At September 30, 2023, and December 31, 2023, no amount was due and owing by the Company under the Ecomena License Agreement.

Letters of Intent

Kasai North America, Inc. On June 16, 2023, we entered into a Letter of Intent (the “Kasai LOI”) with Kasai North America, Inc. (“Kasai”) to define the preliminary terms for the parties to enter into a more formal agreement. Under the terms of the Kasai LOI, we would agree to recycle headliner scrap provided by Kasia, utilizing a unique patented waste plastic scrap catalysis process that converts headliner scrap to carbon nanotubes, graphene, graphite, iron carbide, and hydrogen gas, among other things. It is contemplated that our company would, from time to time, submit incremental fulfillment requests to Kasai and Kasai would fulfill such incremental requests on agreed upon terms and conditions.

Belmark, Inc. On June 16, 2023, we entered into a Letter of Intent (the “Belmark LOI”) with Belmark, Inc. (“Belmark”) to define the preliminary terms for the parties to enter into a more formal agreement. Under the terms of the Belmark LOI, we would agree to recycle pressure sensitive labels, flexible packaging and folding cartons provided by Belmark, utilizing a unique patented waste plastic scrap catalysis process that converts headliner scrap to carbon nanotubes, graphene, graphite, iron carbide, and hydrogen gas, among other things. It is contemplated that our company would, from time to time, submit incremental fulfillment requests to Belmark and Belmark would fulfill such incremental requests on agreed upon terms and conditions.

Plan of Business

In order to further grow our business, we plan to:

●	Develop and patent new microwave catalysis processes that can yield high value hydrogen and carbon products;

●	Work closely with commercial building and solar farm general contractors that want to purchase “carbon negative” construction materials that can generate carbon credits;

●	Acquire or develop patents that will help the Company generate royalty revenues with potential customers and partners, and protect the Company’s competitive position against potential competitors;

●	Develop new proprietary and patented technologies to implement new industrial methods that can use inexpensive, environmentally friendly catalysts to process collected plastic waste material into high value products such as hydrogen gas, carbon black, graphite, graphene and carbon nanotubes;

●	seek out government programs in the United Kingdom, European Union and United States that encourage the development of high value production of hydrogen and high value carbon products from organic waste streams; and

●	Attract investment funds who will actively work with the Company to achieve these goals and help the Company grow rapidly during the next 3 years.

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Our activities are subject to several significant risks, which arise primarily as a result of the fact that we have no specific business and may acquire or participate in a business opportunity based on the decision of management, which potentially could act without the consent, vote, or approval of our shareholders. The risks faced by us are further increased as a result of its lack of resources and our inability to provide a prospective business opportunity with significant capital.

Patents

We currently hold no patents or trademarks.

Research and Development

We will continue to engage in research and development activities, as our available capital permits. These activities will focus on developing new products, as well as improving existing products.

Compliance Expenses

Our company incurs annual expenses to comply with state corporate governance and business licensing requirements. We estimate these costs to be under $10,000 per year for the establishment of corporations in other states in which we plan to operate.

Raw Materials

We do not believe that we will encounter any difficulties in procuring needed raw materials with which to produce our products.

Principal Products or Services and Markets

We are in the business of developing and marketing technologies and solutions that can process organic and construction wastes into economically high-value and ecologically sustainable products.

We are currently negotiating a joint venture agreement with a microwave reactor manufacturer located in the United States, to “scale up” the patented waste plastics microwave processes that we have licensed from Oxford University Innovation, and with university partners (University of Washington and Cornell University) in the United States to separate, purify and characterize carbon products.

The principal products that the Company intends to market comprise:

●	amorphous carbon, graphite, nano-graphite, graphene, carbon nanotubes, and hydrogen; and
●	carbon-negative building products that help alleviate climate change by capturing carbon dioxide (CO2) for renewable energy projects.

Seasonality

We do not expect any seasonality in our business.

Inflation

We expect that inflation will negatively affect our business operations, for the foreseeable future. However, because we have not yet begun full-scall operations, we are unable to make any prediction in this regard.

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Governmental Regulation

Currently, we are not subject to any governmental and environmental regulations that relate specifically to our planned business. As such, we will be prototyping and refining novel technologies, such as microwave catalysis of plastics and methane and scaling these technologies into manufacturing processes.

Environmental Regulation

If we fail to comply with appropriate regulatory requirements, then the Company could be held liable for any resulting damages, and any liability could exceed our company’s resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our company’s production efforts. Our failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could harm our business.

Competition

We are pursuing a business strategy that is similar to that of other companies, but we will be using proprietary and available patented technologies that are unique in the industry. Nevertheless, there are many other companies that are already producing graphite, graphene and carbon nanotubes, including:

●	Advanced Material Development
●	Carbon Solutions, Inc.
●	Cnano Technology.
●	First Graphene
●	Hyperion Catalysis
●	Nanocyl S.A.
●	NanoIntegris
●	Raymor Nanotech
●	Tuball

Our technologies may also allow us to compete with producers of grey, blue and green hydrogen gas. When utilizing electrical energy from sustainable sources, our hydrogen gas can be considered as green hydrogen and, therefore, sustainable.

As with the carbon products, there are many other companies that are already producing hydrogen gas, including:

●	PowerTap Hydrogen Capital Corp
●	Sunhydrogen Inc.
●	Ways2H
●	SGH2

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●	Standard Hydrogen Corp
●	Powerhouse Energygroup
●	Hydrogen Utopia International
●	Japan Blue Energy
●	Wabash Valley Resources
●	Raven SR
●	Bayotech
●	Electro Active

Our potential competitors may have greater resources, better access to capital, longer histories, more intellectual property and lower cost operations.

They may secure better terms during the investment negotiation process, make strategic decisions more quickly than us and devote more capital to better performing investments than we do.

Our competitors may also enter into business combinations or alliances that strengthen their competitive positions.

Market Opportunity

An estimated 8.3 billion metric tons of plastic waste have been generated to date, with a mere 9% of that volume being recycled, 12% incinerated and 79% going to landfills. In 2016, the world generated 242 million tons of plastic waste—12 percent of all municipal solid waste, according to The World Bank. This plastic waste primarily originated from three regions—57 million tons from East Asia and the Pacific, 45 million tons from Europe and Central Asia, and 35 million tons from North America.

Each year an additional 300 million tons of plastic waste are produced, which is projected to continue. According to the original study published in Science Advances, by 2050, there will be 12 billion metric tons of plastic in landfills.

Lack of proper waste management results in plastic waste reaching earth’s oceans. Several organizations are monitoring the abundance of plastic debris in rivers and oceans. Researchers, universities, and non-profit initiatives all conclude that plastic waste form a hazard for marine wildlife and should be captured, preferably before reaching earth’s oceans. Organizations such as The Ocean Cleanup are making great progress in capturing a portion of the plastic waste streams; however, processing this captured plastic is still a challenge.

Over the past few years, several organizations introduced methods to use plastic waste as a feedstock to produce high value materials. Some organizations offer plastic waste recycling solutions that transform unsorted, unwashed waste plastic into liquid fuels; however, these solutions do not address the worldwide objective of reducing greenhouse gas emissions.

Pyrolysis is a common technique used to convert plastic and organic wastes into energy, in the form of solid, liquid, and gaseous fuels. Different catalysts are used to improve the pyrolysis process and improve efficiency. However, catalysts are expensive, thus making the overall process less profitable. Moreover, this process is also energy-intensive, and the resulting oil product requires additional energy to be further refined. Pyrolysis also requires emission treatment technologies since some gasses produced through this method are toxic.

Working cooperatively with university and industry partners, we plan to implement new industrial processes that selectively break carbon-hydrogen bonds in plastics waste using inexpensive, environmentally friendly iron-based catalysts to yield high purity hydrogen and high value carbons. Using these proven proprietary technologies, collected plastic waste material can be upcycled to high value products such as hydrogen gas, carbon black, graphite, graphene and carbon nanotubes.

Businesses worldwide are seeking solutions to decarbonize transportation and power generation; and affordable high purity carbon products for industrial processes such as steel production and electric vehicle batteries.

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Hydrogen has been identified as an affordable and clean solution for decarbonizing transportation, and the market production has been projected to grow from $129B in 2020 to $219B in 2030.

●	https://www.grandviewresearch.com/industry-analysis/hydrogen-generation-market
●	https://www.globenewswire.com/news-release/2022/04/08/2419052/0/en/Hydrogen-Generation-Market-Size-Worth-USD-220-37-Billion-Globally-by-2028-at-5-6-CAGR-Fortune-Business-Insights.html

Today, hydrogen is primarily produced by processing natural gas, which results in the production of CO2, and increasingly by electrolyzing water into hydrogen and oxygen. With hydrogen demand expected to increase further, there is an urgent need to develop new low-carbon technologies to affordably produce hydrogen.

●	https://www.iea.org/reports/the-future-of-hydrogen
●	https://www.precedenceresearch.com/hydrogen-generation-market

Similarly, high purity carbon is in growing demand for steel production, electric vehicle battery anode production, and many industrial processes. The global graphite market has been projected to grow from $14B in 2019 to $21B in 2027.

●	https://www.alliedmarketresearch.com/graphite-market
●	https://www.fortunebusinessinsights.com/graphite-market-105322
●	https://www.globenewswire.com/en/news-release/2022/03/08/2399045/0/en/Graphite-Market-to-Worth-USD-25-70-Billion-by-2021-2028-Graphite-Industry-CAGR-of-8-2.html

Moreover, the carbon nanotubes market has been projected to grow from $876M in 2021 to $1.7B in 2026, although some market estimates are even larger. Market demand is being driven by the use of carbon nanotubes in protective coatings, lithium-ion batteries, mobile phones and computing devices.

●	https://www.marketsandmarkets.com/Market-Reports/carbon-nanotubes-139.html
●	https://www.fortunebusinessinsights.com/carbon-nanotubes-cnt-market-102700

Currently, the United States has no domestic production of natural graphite, even though approximately 90% of U.S. companies consume it. We rely on China, North Korea, and Brazil for our current supply, making us highly dependent on these countries. Given that graphite has been designated as a critical raw material by the United States, it is alarming that we import 100% of the graphite required by manufacturers. Graphite is particularly crucial for the production of graphene, which is essential for lithium-ion batteries used in electric cars. Each electric car requires more than 200 pounds of coated spherical graphite. China currently controls approximately 75% of the world’s graphite production. Our overreliance on China exposes us to risks associated with their policies, such as resource nationalization, export limitations, licenses, and environmental restrictions.

We are currently developing a technology that uses microwave catalysis to heat waste plastics and biowaste in the absence of oxygen to produce hydrogen and solid carbon without the generation of CO2. The technology, which was developed by the University of Oxford, is scalable and modular, and has the potential to process millions of tons of plastic worldwide.

We plan to achieve this scale through partnerships and joint venture partnerships with industrial manufacturing companies, global energy companies, waste management companies, and waste remediation companies worldwide.

Growth Issues

Scalability. We intend to continue to partner with leading edge materials research taking place at Oxford University and other universities that are developing unique solutions for processing organic waste into high value hydrogen and carbon products.

Our expansion model is to construct facilities close to the raw feedstock source, thereby substantially lowering transportation cost. Currently, all raw material feedstock is provided to us at no charge. Factory design and scalability will be achieved via a manufacturing cell concept. This concept allows for the timely transition to increase facility volume and implementation of additional factories, if any when needed.

Insufficient Capital. Currently, we are confronted with the need to attract and retain an investment source in order to commence full-scale business operations. If we are not funded adequately, it will prevent us from capturing market share. To establish a first-mover advantage in this space, we intend to seek funding from the capital markets, which may include debt and equity offerings.

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Production Lead Time. We anticipate that the lead time for the development of our first patented solution that will be commercially operational will be 3 to 6 months. This reflects equipment ordering, installation, development, testing, operational readiness, and market readiness.

Marketing Strategy

We intend to market our hydrogen and carbon products to industrial customers that are developing higher capacity electrochemical energy storage, and construction customers that are seeking higher strength concrete materials, and tire manufacturers that are developing lower-resistance and longer wear tires for automobiles and trucks.

We intend to implement a direct sales and marketing strategy to reach potential customers and generate revenues.

Properties

Our current office space is located at 925 South Church Street, Suite B200-123, Murfreesboro, Tennessee 37130. We are currently entered into a month-to-month lease and believe that our current office space will be adequate for the foreseeable future. We own no real property interest.

Employees

As of the date of this Prospectus, we have three full-time employees and one part-time employee, all of whom are executive officers. We plan to expand our management team, should our operations warrant. (See “Directors, Executive Officers, Promoters and Control Persons”).

Not a Blank Check Company

Our Board of Directors has no intention to use our company as a vehicle for a private company to become a reporting company through a reverse merger or other business combination transaction. Rather, our company has commenced operations, has a major account customer, is pursuing joint venture projects in Europe and the United States, and is pursuing grant funding opportunities to commercialize decarbonization and hydrogen production technologies in Europe and the United States. Thus, our company is not a “blank check company”.

Going Concern

We have derived minimal revenues from our operations and have incurred total losses of $329,261 (unaudited) from August 22, 2022 (inception), through September 30, 2023, and we had negative working capital of $298,579 (unaudited) at September 30, 2023. These factors raise substantial doubt about our company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force our company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on our existing shareholders.

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We intend to overcome the circumstances that impact our ability to remain a going concern through a combination of the commencement of revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. We anticipate raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations; however, we may not have commitments from third parties for a sufficient amount of additional capital. We cannot be certain that any such financing will be available on acceptable terms, or at all, and our failure to raise capital when needed could limit its ability to continue its operations. Our ability to obtain additional funding will determine its ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on our financial performance, results of operations and stock price and require it to curtail or cease operations, sell off our assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of our common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary, to raise additional funds, and may require that we relinquish valuable rights.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	an exemption from compliance with the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act of 2002 on the design and effectiveness of our internal controls over financial reporting;

●	reduced disclosure about the company’s executive compensation arrangements; and

●	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or a shareholder approval of any golden parachute arrangements.

We may take advantage of these provisions until December 31, 2025, or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earlier to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenues; the date we qualify as a “large accelerated filer,” with a non-affiliate public float in excess of $700 million; or the issuance by us of more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. We have taken advantage of some reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of delayed adoption of new or revised accounting standards and, therefore, we will adopt new or revised generally accepted accounting principles in the United States on the relevant dates on which adoption of such standards is required for other public companies that are not emerging growth companies.

Smaller Reporting Company

We also qualify as a “smaller reporting company” under Rule 12b-2 of the Exchange Act, which is defined as a company with a public equity float of less than $75 million. To the extent that we remain a smaller reporting company at such time as we are no longer an emerging growth company, we will still have reduced disclosure requirements for our public filings some of which are similar to those of an emerging growth company, including having to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The names and ages of our Directors and Executive Officers are set forth below. Our Bylaws provide for not less than one Director. All Directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified. The officers are elected by our Board.

Name	Age	Position
Robert C. Doherty	62	President, Chief Executive Officer and Director
Michael Feffer	70	Chief Financial Officer
Michael Christenberry	72	Chief Marketing Officer and Vice President of Sales
Lloyd T. Spencer	67	Secretary and Chairman of the Board
Austin Switzer	28	Director
Mohammed Khalil	54	Director

Our directors serve until the earlier occurrence of the election of his successor at the next meeting of shareholders, death, resignation or removal by the Board of Directors. Officers serve at the discretion of our Board of Directors. There exist no family relationships among our officers and directors.

Robert C. Doherty became our Chief Executive Officer and a member of the Board of Directors in June 2023. Mr. Doherty has served as President / CEO and Board member of Advanced Innovative Recovery Technologies, Inc. since 2014. From January 2012 to February 2014, Mr. Doherty was President of ALM Technology Group in Sullivan Missouri. From June 2009 to January 2012, Mr. Doherty was President of LCOA Composites based in Lake Forest, California.

Mr. Doherty is a seasoned business and technology executive with experience in finance, manufacturing, operations and engineering.  He has successfully led global businesses and has a proven track record of consistently exceeding revenue and profit objectives.  He has successfully taken two companies from start-ups to multi-million dollars in sales.

Mr. Doherty previously worked for U.S. government suppliers, developing technologies for the MRAP vehicle, B-2 Bomber and other various projects.  Mr. Doherty led the ALM Technology Group, while increasing sales tenfold, selling to customers such as Boeing, Lockheed and the Department of Defense.  Mr. Doherty also grew the sales of composite armor supplier, ArmorStruxx from $235,000 to $14.2 million within three months supporting the MRAP Program.  Mr. Doherty earned a BSChE from Rutgers University and an MBA from the University of Phoenix.

Michael Feffer became our Chief Financial Officer in July 2023 and is a proven business, financial and managerial consultant who specializes in start-up companies, turn-around situations, liquidity events and fast growth environments. Prior to joining the Company, founding partner of Horizon Technology, LLC and served in the roles of CFO/COO from. Horizon Technology was first funded with $40K of credit card debt and grew to a $100 million corporation with 110 employees and offices all over the world. Horizon Technology was awarded the OCG Innovative Company of the Year award in Orange County.

Prior to joining Horizon Technology, Mr. Feffer offered financial, operational, and organizational developmental services to his clients for over 15 years. Prior to that Mr. Feffer served as a Vice President of a $100 million Subsidiary of Molson’s Ale, and as an Assistant Controller to a $200 million Division of BASF.

Mr. Feffer started his career as a CPA working for five years for a Public Accounting Firm, J.H. Cohn & Co. in Newark, NJ as an auditor and tax accountant. Mr. Feffer received his accounting degree from Fairleigh Dickenson University in Teaneck, NJ.

Michael Christenberry became our Chief Marketing Officer and Vice President of Sales in July 2023. Since April 2020, Mr. Christenberry has provided marketing consulting services to several businesses. From March 2018 to April 2020, Mr. Christenberry served Western Regional Sales Manager for Remke Industries. From 2001 to 2018, he served as Vice President/General Manager – Northern Division for OneSource Distributors. Prior to 2001, Mr. Christenberry held regional sales management positions with several companies, including Texas Instruments and Square D Co. (now Schnieder Electric). Mr. Christenberry is currently active in industry associations in the Utility Markets, Renewable Energy and the Industrial Manufacturing Sectors. Mr. Christenberry earned a B.S. Degree in Industrial Management (Major: Electrical Engineering; Minor: Finance) from Purdue University, West Lafayette, Indiana.

Lloyd T. Spencer became our Secretary and Chairman of the Board of Directors in July 2023. Since 2007, Mr. Spencer has served in various executive capacities for, and currently is the Sole Officer and Director of, CarbonMeta Technologies, Inc., a publicly-traded Delaware corporation (trading symbol: COWI). Beginning in October 2004, Mr. Spencer was co-founder and President of CoroWare, Inc., a Washington State private company that was acquired by CarbonMeta. From June 2002 to September 2004, Mr. Spencer was Vice President of Sales at Planet Technologies, a systems integration company based in Germantown, Maryland. From November 1996 to August 2001, Mr. Spencer was Solutions Unit Manager and Group Product Manager at Microsoft in Redmond, Washington. Prior to Microsoft, Mr. Spencer served as Assistant Vice-President and Business Unit Manager at Newbridge Networks; and Product Line Manager at Sun Microsystems. Currently Mr. Spencer serves as Secretary and Director of Deep Green Waste & Recycling, Inc., a publicly-traded Wyoming corporation (trading symbol: DGWR). Mr. Spencer received his Bachelor’s degree from Cornell University in 1980 with a major in Biology and Animal Science and with an emphasis in Immunogenetics.

Austin Switzer joined our Board of Directors in July of 2023. Mr. Switzer currently serves as a Business Analyst at Pacific Hospitality Group, an owner/operator of assets in the Hospitality sector, ranging from Select-Service to Luxury Lifestyle brands. In his current role, Mr. Switzer conducts operational analytics and benchmarking across the portfolio to maximize asset performance, as well as performing ad-hoc financial analysis and Equity fundraising. Prior to that, Mr. Switzer served as a Financial Advisor with Edward Jones Investments, providing Wealth Management and comprehensive financial planning.

Mr. Switzer is a business professional with experience in finance, operations, sales, and management. Within his first 6 months at Pacific Hospitality Group, Mr. Switzer identified operational efficiency measures resulting in $700,000 worth of annual savings. In his prior role, he successfully bootstrapped a Wealth Management practice with $30 million under management.

Mr. Switzer earned his Bachelor of Science degree in Business with an Emphasis in Finance from San Diego State University.

Mohammed Khalil joined our Board of Directors in July of 2023. Mr. Khalil is the co-founder of EcoMENA, an award-winning environmental platform that fosters sustainability, waste management and renewable energy in the Middle East and North Africa region. Mr. Khalil is also the Director and Co-Founder of Fusor Tech, an additive manufacturing company based in England that is focused on producing advanced metal parts and additive manufacturing technologies for the space, oil & gas, marine and medical industries.

Conflicts of Interest - General

Our directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholder and/or partners of other entities engaged in a variety of businesses. Thus, there exist potential conflicts of interest including, among other things, time, efforts and corporation opportunity, involved in participation with such other business entities.

Conflicts of Interest - Corporate Opportunities

Presently, no requirement is set forth in our Articles of Incorporation or Bylaws which requires our officers and directors to disclose to us business opportunities which come to their attention. Our officers and directors do, however, have a fiduciary duty of loyalty to us to disclose to us any business opportunities which come to their attention, in their capacity as an officer and/or director or otherwise. Excluded from this duty would be opportunities which the person learns about through his involvement as an officer and director of another company. We have no intention of merging with or acquiring an affiliate, associate person or business opportunity from any affiliate or any client of any such person.

Code of Ethics Disclosure Statement

We have adopted a Code of Ethics that applies to our executive officers and other employees performing similar functions. Our Code of Ethics was approved by our Board of Directors in 2023. A copy of our Code of Ethics is available for review on our website at www.carbonconversiongroup.com/code-of-conduct.

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CORPORATE GOVERNANCE

Governance of Our Company

We seek to maintain high standards of business conduct and corporate governance, which we believe are fundamental to the overall success of our business, serving our shareholders well and maintaining our integrity in the marketplace. Our corporate governance guidelines and code of business conduct, together with our Articles of Incorporation, Bylaws and the charters for each committee of our Board of Directors, form the basis for our corporate governance framework. We also will be subject to certain provisions of the Sarbanes-Oxley Act and the rules and regulations of the SEC.

Board of Directors

Our Board of Directors currently consists of four members. The number of directors on our Board can be determined from time to time by our Board of Directors.

Our Board of Directors believes that its current members, collectively, have the experience, qualifications, attributes and skills to effectively oversee the management of our company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our company, a willingness to devote the necessary time to their duties to our company, a commitment to representing the best interests of our company and our shareholders and a dedication to enhancing shareholder value.

Risk Oversight. Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of our operations and our corporate functions, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies. The Board of Directors also is provided updates by our executive officers on a regular basis.

Shareholder Communications. Although we do not have a formal policy regarding 925 South Church Street, Suite B200-123, Murfreesboro, Tennessee 37130, Attention: Investor Relations or via e-mail communication at info@carbonconversiongroup.com. Shareholders who would like their submission directed to a member of our Board of Directors may so specify, and the communication will be forwarded, as appropriate. Please note that the foregoing communication procedure does not apply to (1) shareholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (2) service of process or any other notice in a legal proceeding.

Board Committees

Our Board of Directors has not established any committees.

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EXECUTIVE COMPENSATION

Executive Compensation

Summary Compensation Table

The following table presents summary information regarding the total compensation paid by us for the nine months ended September 30, 2023, and for the period from August 30, 2022 (inception), through December 31, 2022, to the named executive officers of our company.

Name and Principal Position	Year	Salary- Accrued ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

		(a)	(b)	(c)	(d)			(e)

Robert Doherty- President, Chief Executive Officer and Director (1)	2023	0	0	0	0	0	0	0	0
	2022	0	0	0	0	0	0	0	0

Michael Feffer- Chief Financial Officer (2)	2023	0	0	0	0	0	0	0	0
	2022	0	0	0	0	0	0	0	0
Michael Christenberry- Chief Marketing Officer and Vice President of Sales (3)	2023 2022	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0
Lloyd Spencer- Secretary and Chairman of the Board of Directors (4)	2023	0	0	0	0	0	0	0	0
	2022	0	0	0	0	0	0	0	0

(1)	Mr. Doherty has served as our President, Chief Executive Officer and Director since June 2023.
(2)	Mr. Feffer has served as our Chief Financial Officer since July 2023.
(3)	Mr. Christenberry has served as our Chief Marketing Officer and Vice President of Sales since July 2023.
(4)	Mr. Spencer has served as our Secretary and Chairman of the Board of Directors since July 2023.

(a)	Accrued salary

(b)	Accrued bonus to employee for execution of employment agreement.

(c)	Delivery of common stock to employee for execution of employment agreements.

(d)	Options issued to employee for execution of employment agreement.

(e)	Equity compensation received as a Director of the Company.

We have no plans in place and have never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans.

Except as indicated below, we have no contracts, agreements, plans or arrangements, whether written or unwritten, that provide for payments to the named executive officers listed above.

Directors’ Compensation

Lloyd T. Spencer. On July 7, 2023, we entered into an Agreement for Chairman of the Board of Directors (the “Spencer Agreement”) with Lloyd T. Spencer, pursuant to which Mr. Spencer is to serve as our company’s Chairman of the Board of Directors. Under the terms of the Spencer Agreement, Mr. Spencer shall have an initial term of three years and shall continue thereafter for as long as Mr. Spencer is elected as a director. In consideration for the services to be provided under the Spencer Agreement, Mr. Spencer shall receive a director’s fee of $9,000 per quarter, which shall be paid through the issuance of shares of our restricted common stock. In addition, Mr. Spencer shall receive a Chairman’s fee of $24,000 per year, which shall be paid through the issuance of shares of our restricted stock. We shall provide Mr. Spencer with medical, dental, disability and life insurance benefits in accordance with the benefits established by us for our senior executives.

Mohammed Khalil. On July 18, 2023, we entered into an Agreement for Member of the Board of Directors (the “Khalil Agreement”) with Mohammed Khalil, pursuant to which Mr. Khalil is to serve on our company’s Board of Directors. Under the terms of the Khalil Agreement, Mr. Khalil shall have an initial term of three years and shall continue thereafter for as long as Mr. Khalil is elected as a director. In consideration for the services to be provided under the Khalil Agreement, Mr. Khalil shall receive a director’s fee of $9,000 per quarter, which shall be paid through the issuance of shares of our restricted stock. Mr. Khalil shall be compensated an additional $12,000 per year if he shall elect to serve as a committee member. We shall provide Mr. Khalil with medical, dental, disability and life insurance benefits in accordance with the benefits established by us for our senior executives.

Austin Switzer. On July 27, 2023, we entered into an Agreement for Member of the Board of Directors (the “Switzer Agreement”) with Austin Switzer, pursuant to which Mr. Switzer is to serve on our company’s Board of Directors. Under the terms of the Switzer Agreement, Mr. Switzer shall have an initial term of three years and shall continue thereafter for as long as Mr. Switzer is elected as a director. In consideration for the services to be provided under the Switzer Agreement, Mr. Switzer shall receive a director’s fee of $9,000 per quarter, which shall be paid through the issuance of shares of our restricted stock. Mr. Switzer shall be compensated an additional $12,000 per year if he shall elect to serve as a committee member. We shall provide Mr. Switzer with medical, dental, disability and life insurance benefits in accordance with the benefits established by us for our senior executives.

Employment Agreements

Robert C. Doherty. On June 13, 2023, we executed an Employment Agreement (the “Doherty Agreement”) with Robert C. Doherty, pursuant to which Mr. Doherty is to serve as our company’s Chief Executive Officer and President. The Doherty Agreement provides for a 5-year term of employment and the automatic renewal of successive one-year periods, unless terminated, and provides for compensation to Mr. Doherty of $30,000 per month. In addition, upon execution of the Doherty Agreement, Mr. Doherty was granted an option to purchase 2,500,000 shares of our common stock at an exercise price of $0.0001, with the following vesting schedule: 25% of the options shall vest upon our reaching $10 million in aggregate total sales revenue earned after the effective date of the Doherty Agreement; 25% of the options shall vest upon our reaching $20 million in aggregate total sales revenue earned after the effective date of the Doherty Agreement; and the remaining unvested options shall vest upon our reaching $40 million in sales revenue earned after of the effective date of the Doherty Agreement.

We may grant Mr. Doherty additional stock options, restricted stock units or other awards under the Company’s common stock incentive plan based on individual and company performance criteria to be established by the Board. Either party may terminate the Agreement provided more than 60-days’ prior written notice is given the other party. If the Company terminates Mr. Doherty without Just Cause or Mr. Doherty terminates employment with Good Reason, Mr. Doherty will be entitled to accrued but unpaid salary and benefits through the date of termination and shall receive a severance payment equal to one month’s current salary for each full year of employment, with a minimum severance payment of three months and a maximum of six months’ pay. If Mr. Doherty is terminated for Just Cause or resigns without Good Reason, Mr. Doherty will be entitled only to salary and benefits accrued but unpaid through the date of termination and shall receive no amount for severance.

Michael Feffer. On July 24, 2023, we executed an Employment Agreement (the “Feffer Agreement”) with Michael Feffer, pursuant to which Mr. Feffer is to serve as our company’s Chief Financial Officer and Treasurer. The Feffer Agreement provides for a 3-year term of employment and the automatic renewal of successive one-year periods, unless terminated, and provides for compensation to Mr. Feffer of $20,000 per month. In addition, Mr. Feffer was granted 150,000 shares of the Company’s common stock upon execution of the Feffer Agreement. Mr. Feffer may, at his option, defer payment of the Base Salary until a later date to be determined by Mr. Feffer. Any deferred Base Salary shall accrue interest at ten percent (10%) per annum, and shall, upon Mr. Feffer’s written request to the Board, be convertible into options for shares of common stock of the Company on a quarterly basis, where the conversion shall be equal to a twenty-five percent (25%) discount to the market price of the Company’s shares at the time of the conversion, and where each option’s strike price shall be at $.001 per share Either party may terminate the Agreement provided more than 60 days prior written notice is given the other party. If the Company terminates Mr. Feffer without Just Cause or Mr. Feffer terminates employment with Good Reason, Mr. Feffer will be entitled to accrued but unpaid salary and benefits through the date of termination and shall receive a severance payment equal to one month’s current salary for each full year of employment, with a minimum severance payment of three months and a maximum of six months’ pay. If Mr. Feffer is terminated for Just Cause or resigns without Good Reason, Mr. Feffer will be entitled only to salary and benefits accrued but unpaid through the date of termination and shall receive no amount for severance.

Michael Christenberry. On July 24, 2023, we executed an Employment Agreement (the “Christenberry Agreement”) with Michael Christenberry, pursuant to which Mr. Christenberry is to serve as our company’s Chief Marketing Officer and Vice President of Sales. The Agreement provides for a 3-year term of employment and the automatic renewal of successive one-year periods, unless terminated, and provides for compensation to Mr. Christenberry of $20,000 per month. In addition, Mr. Christenberry was granted 150,000 shares of the Company’s common stock upon execution of the Agreement. Any deferred Base Salary shall accrue interest at ten percent (10%) per annum, and shall, upon Mr. Christenberry’s written request to the Board, be convertible into options for shares of common stock of the Company on a quarterly basis, where the conversion shall be equal to a twenty-five percent (25%) discount to the market price of the Company’s shares at the time of the conversion, and where each option’s strike price shall be at $.001 per share. Either party may terminate the Agreement provided more than 60 days prior written notice is given the other party. If the Company terminates Mr. Christenberry without Just Cause or Mr. Christenberry terminates employment with Good Reason, Mr. Christenberry will be entitled to accrued but unpaid salary and benefits through the date of termination and shall receive a severance payment equal to one month’s current salary for each full year of employment, with a minimum severance payment of three months and a maximum of six months’ pay. If Mr. Christenberry is terminated for Just Cause or resigns without Good Reason, Mr. Christenberry will be entitled only to salary and benefits accrued but unpaid through the date of termination and shall receive no amount for severance.

Audit Committee

Currently, our Board of Directors performs the duties that would normally be performed by an audit committee. In the future, we intend to form a separate audit committee and plan to seek potential independent directors.

Stock Option Plan and other Employee Benefits Plans

We do not currently maintain a Stock Option Plan or other Employee Benefit Plan.

Overview of Compensation Program

We currently do not maintain a Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with our company’s compensation philosophy. Our Board of Directors ensures that the total compensation paid to the executives is fair, reasonable, and competitive.

Role of Executive Officers in Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and directors of our company.

44

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our capital stock as of the date of this Prospectus for:

●	each person known to us to be the beneficial owner of more than 5% of each class of our capital stock;
●	each named executive officer;
●	each of our directors; and
●	all of our named executive officers and directors as a group.

The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options, warrants, preferred stock or restricted stock units held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of the date of this Prospectus. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Share Ownership Before the Distribution Transaction		Share Ownership After the Distribution Transaction
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	% Beneficially Owned(2)	Number of Shares Beneficially Owned	% Beneficially Owned(2)	Effective Voting Power
Common Stock
5% Stockholders
CarbonMeta Technologies, Inc.(3)	12,520,240	34.12%	6,000,000	16.35%	See Note 8
Salvum Corporation (4)	12,494,211	34.05%	6,000,000	16.35%	and Note 9
Robert Switzer (5)	2,000,000	5.45%	2,000,000	5.45%
Robert White(6)	2,000,000	5.45%	2,000,000	5.45%
Executive Officers and Directors
Robert C. Doherty(7)	2,500,000	6.81%	2,500,000	6.81%
Lloyd T. Spencer(7)	2,000,000	5.45%	2,000,000	5.45%
Mohammed Khalil(7)	2,000,000	5.45%	2,000,000	5.45%
Michael Feffer(7)	150,000	*	150,000	*
Michael Christenberry(7)	150,000	*	150,000	*
Austin Switzer(7)	75,000	*	75,000	*
Officers and directors, as a group (5 persons)	6,875,000	18.74%	6,875,000	18.74%
Series A Convertible Preferred Stock(8)(9)
Robert C. Doherty	500,000	50.00%	500,000	50.00%
Lloyd T. Spencer	500,000	50.00%	500,000	50.00%

*	Less than 1%.
(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or convertible debt currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this Prospectus are deemed outstanding for computing percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any person. Percentages are based on a total of shares of common stock outstanding as of the date of this Prospectus.
(2)	Based on 36,694,731 shares outstanding.
(3)	Mr. Spencer, our Secretary and Chairman of the Board of Directors, serves as the Chief Executive Officer of CarbonMeta. The address for CarbonMeta is 13110 NE 177th Place, Suite 145, Woodinville, Washington 98072. Mr. Spencer disclaims any beneficial ownership of these securities.
(4)	Mr. Switzer is the President of Salvum Corporation. The address for Salvum Corporation is 32 Hillrise, Trabuco Canyon, California 92679. Mr. Switzer disclaims any beneficial ownership of these securities.
(5)	The address for Mr. Switzer is 32 Hillrise, Trabuco Canyon, California 92679.
(6)	The address for Mr. White is 3750 Main St., PH 607, Riverside, California 92501.
(7)	The address for Messrs. Doherty, Spencer, Feffer, Christenberry and Khalil is 925 South Church Street, Suite B200-123, Murfreesboro, Tennessee 37130.
(8)	Each share of Series A Convertible Preferred Stock shall have voting rights equal to 5,000,000 votes of our common stock, with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent (see Note 9).
(9)	Each of Robert C. Doherty, our Chief Executive Officer and Director, and Lloyd T. Spencer, our Secretary and Chairman of the Board, owns 500,000 shares of our Series A Preferred Stock and, together, own 100% of such Series A Preferred Stock. Due to their ownership of the Series A Preferred Stock, Messrs. Doherty and Spencer will be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction.

45

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

Robert C. Doherty. In June 2023, we executed an Employment Agreement (the “Doherty Agreement”) with Robert C. Doherty, pursuant to which Mr. Doherty is to serve as our company’s Chief Executive Officer and President. The Doherty Agreement provides for a 5-year term of employment and the automatic renewal of successive one-year periods, unless terminated, and provides for compensation to Mr. Doherty of $30,000 per month. In addition, upon execution of the Doherty Agreement, Mr. Doherty was granted an option to purchase 2,500,000 shares of our common stock at an exercise price of $0.0001, with the following vesting schedule: 25% of the options shall vest upon our reaching $10 million in aggregate total sales revenue earned after the effective date of the Doherty Agreement; 25% of the options shall vest upon our reaching $20 million in aggregate total sales revenue earned after the effective date of the Doherty Agreement; and the remaining unvested options shall vest upon our reaching $40 million in sales revenue earned after of the effective date of the Doherty Agreement.

We may grant Mr. Doherty additional stock options, restricted stock units or other awards under our company’s common stock incentive plan based on individual and company performance criteria to be established by our Board of Directors. Either party may terminate the Doherty Agreement, provided more than 60-days’ prior written notice is given the other party. If we terminate Mr. Doherty without Just Cause or Mr. Doherty terminates employment with Good Reason, Mr. Doherty will be entitled to accrued but unpaid salary and benefits through the date of termination and shall receive a severance payment equal to one month’s current salary for each full year of employment, with a minimum severance payment of three months and a maximum of six months’ pay. If Mr. Doherty is terminated for Just Cause or resigns without Good Reason, Mr. Doherty will be entitled only to salary and benefits accrued but unpaid through the date of termination and shall receive no amount for severance.

Michael Feffer. In July 2023, we executed an Employment Agreement (the “Feffer Agreement”) with Michael Feffer, pursuant to which Mr. Feffer is to serve as our company’s Chief Financial Officer and Treasurer. The Feffer Agreement provides for a 3-year term of employment and the automatic renewal of successive one-year periods, unless terminated, and provides for compensation to Mr. Feffer of $20,000 per month. In addition, Mr. Feffer was issued 150,000 shares of our common stock upon execution of the Feffer Agreement. Mr. Feffer may, at his option, defer payment of the Base Salary until a later date to be determined by Mr. Feffer. Any deferred Base Salary shall accrue interest at ten percent (10%) per annum, and shall, upon Mr. Feffer’s written request to the Board, be convertible into options for shares of our common stock on a quarterly basis, where the conversion shall be equal to a twenty-five percent (25%) discount to the then-market price of our common stock, and where each option’s strike price shall be at $.001 per share. Either party may terminate the Feffer Agreement provided more than 60-days’ prior written notice is given the other party. If the we terminate Mr. Feffer without Just Cause or Mr. Feffer terminates employment with Good Reason, Mr. Feffer will be entitled to accrued but unpaid salary and benefits through the date of termination and shall receive a severance payment equal to one month’s current salary for each full year of employment, with a minimum severance payment of three months and a maximum of six months’ pay. If Mr. Feffer is terminated for Just Cause or resigns without Good Reason, Mr. Feffer will be entitled only to salary and benefits accrued but unpaid through the date of termination and shall receive no amount for severance.

Michael Christenberry. In July 2023, we executed an Employment Agreement (the “Christenberry Agreement”) with Michael Christenberry, pursuant to which Mr. Christenberry is to serve as our company’s Chief Marketing Officer and Vice President of Sales. The Christenberry Agreement provides for a 3-year term of employment and the automatic renewal of successive one-year periods, unless terminated, and provides for compensation to Mr. Christenberry of $20,000 per month. In addition, Mr. Christenberry was issued 150,000 shares of our common stock upon execution of the Christenberry Agreement. Any deferred Base Salary shall accrue interest at ten percent (10%) per annum, and shall, upon Mr. Christenberry’s written request to the Board of Directors, be convertible into options for shares of our common stock on a quarterly basis, where the conversion shall be equal to a twenty-five percent (25%) discount to the then-market price of our common stock, and where each option’s strike price shall be at $.001 per share. Either party may terminate the Christenberry Agreement provided more than 60-days’ prior written notice is given the other party. If the Company terminates Mr. Christenberry without Just Cause or Mr. Christenberry terminates employment with Good Reason, Mr. Christenberry will be entitled to accrued but unpaid salary and benefits through the date of termination and shall receive a severance payment equal to one month’s current salary for each full year of employment, with a minimum severance payment of three months and a maximum of six months’ pay. If Mr. Christenberry is terminated for Just Cause or resigns without Good Reason, Mr. Christenberry will be entitled only to salary and benefits accrued but unpaid through the date of termination and shall receive no amount for severance.

46

Directors’ Agreements

Lloyd T. Spencer. In July 2023, we entered into an Agreement for Chairman of the Board of Directors (the “Spencer Agreement”) with Lloyd T. Spencer, pursuant to which Mr. Spencer is to serve as our company’s Chairman of the Board of Directors. Under the terms of the Spencer Agreement, Mr. Spencer shall have an initial term of three years and shall continue thereafter for as long as Mr. Spencer is elected as a director. In consideration for the services to be provided under the Spencer Agreement, Mr. Spencer shall receive a director’s fee of $9,000 per quarter, which shall be paid through the issuance of shares of our restricted common stock. In addition, Mr. Spencer shall receive a Chairman’s fee of $24,000 per year, which shall be paid through the issuance of shares of our restricted stock. We shall provide Mr. Spencer with medical, dental, disability and life insurance benefits in accordance with the benefits established by us for our senior executives.

Mohammed Khalil. In July 2023, we entered into an Agreement for Member of the Board of Directors (the “Khalil Agreement”) with Mohammed Khalil, pursuant to which Mr. Khalil is to serve on our company’s Board of Directors. Under the terms of the Khalil Agreement, Mr. Khalil shall have an initial term of three years and shall continue thereafter for as long as Mr. Khalil is elected as a director. In consideration for the services to be provided under the Khalil Agreement, Mr. Khalil shall receive a director’s fee of $9,000 per quarter, which shall be paid through the issuance of shares of our restricted stock. Mr. Khalil shall be compensated an additional $12,000 per year if he shall be elected to serve as a committee member. We shall provide Mr. Khalil with medical, dental, disability and life insurance benefits in accordance with the benefits established by us for our senior executives.

Austin Switzer. In July 2023, we entered into an Agreement for Member of the Board of Directors (the “Switzer Agreement”) with Austin Switzer, pursuant to which Mr. Switzer is to serve on our company’s Board of Directors. Under the terms of the Switzer Agreement, Mr. Switzer shall have an initial term of three years and shall continue thereafter for as long as Mr. Switzer is elected as a director. In consideration for the services to be provided under the Switzer Agreement, Mr. Switzer shall receive a director’s fee of $9,000 per quarter, which shall be paid through the issuance of shares of our restricted stock. Mr. Switzer shall be compensated an additional $12,000 per year if he shall be elected to serve as a committee member. We shall provide Mr. Switzer with medical, dental, disability and life insurance benefits in accordance with the benefits established by us for our senior executives.

Production Agreement

On January 11, 2022, CarbonMeta entered into an Interim Joint Product Development and Sales Representation Agreement (the “Salvum Agreement”) with Salvum. Under the terms of the Salvum Agreement, the parties agreed to work together to develop both CarbonMeta’s proprietary cementless paver products known as “Cementless Paver” and Salvum’s proprietary concrete alternative products known as “EarthCrete.”

August 30, 2022, CarbonMeta and Salvum caused the Company to be formed as a limited liability company under the laws of the State of Wyoming, to continue their efforts embodied by the Salvum Agreement. The Operating Agreement of the Company provided for: (a) ownership of the Company to be 50.1% CarbonMeta and 49.9% Salvum; (b) capital contributions by CarbonMeta of 250,000,000 shares of CarbonMeta common stock and the assignment of the existing Ecomena Limited license agreement, and by Salvum of the existing EarthCrete customer list and sales pipeline and a license to use the EarthCrete trademark worldwide.

47

Ecomena Limited

In December 2021, CarbonMeta entered into a License Agreement (the “Ecomena License Agreement”) with Ecomena Limited (an entity located in the United Kingdom), the co-founder of which is Mohammed Khalil, one of the Company’s directors (“Ecomena”). Under the terms of the Ecomena License Agreement, Ecomena licensed a technology useful in the recycling of industrial byproduct into cement free pavers and mortars that are environmentally friendly and continuously absorb carbon dioxide. The term of the Ecomena License Agreement extends to December 2, 2026. Ecomena may terminate the Ecomena License Agreement for any reason, at any time, on six-months’ written notice. The royalty rate payable to Ecomena is 5% of net sales, subject to a minimum of £5,000 per year for license years 1 and 2, £3,000 for license year 3 and £1,000 for license year 4 and each license year thereafter.

CarbonMeta assigned its interest in the Ecomena License to our Company upon formation and the Ecomena License remains in full force and effect.

At September 30, 2023, and December 31, 2022, no amount was due and owing under the Ecomena License Agreement.

Procedures for Approval of Related Person Transactions

The Company’s Board of Directors has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Party Transaction” is a transaction, arrangement, or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect material interest. A “Related Party” means:

●	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or a member of or nominee for the Board of Directors;

●	any person (including any entity or group) who is known by the Company to be the beneficial owner of more than five percent (5%) of our voting stock;

●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer, or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer, or beneficial owner of more than five percent (5%) of our voting stock;

●	any of the foregoing persons that qualify as such at any time during the fiscal year in which a transaction that would otherwise be subject to this the policy occurs, even if such person has ceased to have such status during such fiscal year; and

●	any firm, corporation, or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

In addition, we will have in place policies and procedures designed to minimize potential conflicts of interest arising from any dealings our company may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to the Audit Committee charter, the Audit Committee will have the responsibility to review related party transactions.

Other Related Party Transactions

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify and advance litigation expenses incurred by such individuals by reason of (1) their status as directors and/or officers of our company, (2) acts or omissions made in good faith, (3) their service in any capacity with respect to an employee benefit plan of our company or one or more of our majority owned subsidiaries, or (4) their service as directors, officers, managers, general partners, trustees, employees, or agents of another entity (including a majority owned subsidiary of our company) at our request while directors and/or officers of our company to the fullest extent permitted by applicable law.

Pursuant to the indemnification agreements, we will advance all reasonable expenses to be incurred by the indemnitee related to a proceeding for which the indemnitee is entitled to indemnification. The indemnitee shall repay to our company any expenses advance to the indemnitee, if it is ultimately be determined that indemnitee is not entitled to be indemnified against such expenses.

48

LEGAL PROCEEDINGS

We know of no pending proceedings to which any director, member of senior management, or affiliate is either a party adverse to us or has a material interest adverse to us.

None of our executive officers or directors have (1) been involved in any bankruptcy proceedings within the last five years, (2) been convicted in or has pending any criminal proceedings (other than traffic violations and other minor offenses), (3) been subject to any order, judgment or decree enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity or (4) been found to have violated any Federal, state or provincial securities or commodities law and such finding has not been reversed, suspended or vacated.

LEGAL MATTERS

The validity of the Distribution Shares that are the subject of this Prospectus will be passed upon for us by Newlan Law Firm, PLLC, Flower Mound, Texas. Eric Newlan, the managing member of Newlan Law Firm, PLLC, owns 10,000 shares of our company’s common sstock.

EXPERTS

The financial statements for the period from August 30, 2022 (inception), to December 31, 2022, for our company included in this Prospectus and elsewhere in the Registration Statement have been audited by Michael T. Studer CPA P.C., 111 West Sunrise Highway, 2nd Floor, Freeport, New York 11520, as indicated in its report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

DISCLOSURE OF COMMISSION’S POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

In the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC the Registration Statement on Form S-1 under the Securities Act with respect to the Distribution Shares that are the subject of this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information in the Registration Statement and its exhibits. For further information with respect to our company, the Distribution and the Distribution Shares that are the subject of this Prospectus, you should refer to the Registration Statement and the exhibits filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete and, in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the Registration Statement. Each of these statements is qualified in all respects by this reference.

Following the effective date of the Registration Statement, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports and other information with the SEC.

You can read our SEC filings, including the Registration Statement, at the SEC’s website located at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing or telephoning us at: Carbon Conversion Group, Inc., 925 South Church Street, Suite B200-123, Murfreesboro, Tennessee 37130; telephone: (615) 747-2523.

49

INDEX TO FINANCIAL STATEMENTS

Financial Statements	Page
Report of Independent Registered Accounting Firm	F-1
Balance Sheets at September 30, 2023 (Unaudited), and December 31, 2022	F-2
Statements of Operations for the Period From August 30, 2022 (Inception), to December 31, 2022, for the Nine Months Ended September 30, 2023 (Unaudited), and for the Period From August 30, 2022 (Inception), to September 30, 2022 (Unaudited)	F-3
Statements of Stockholders’ (Deficit) for the Period From August 30, 2022 (Inception), to December 31, 2022, and for the Nine Months Ended September 30, 2023 (Unaudited)	F-4
Statements of Cash Flows for the Period From August 30, 2022 (Inception), to December 31, 2022, for the Nine Months Ended September 30, 2023 (Unaudited), and for the Period From August 30, 2022 (Inception), to September 30, 2022 (Unaudited)	F-5
Notes to Financial Statements	F-6 to F-16

50

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Carbon Conversion Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Carbon Conversion Group, Inc. (the “Company”) as of December 31, 2022 and the related statements of operations, stockholders’ deficit, and cash flows for the period August 30, 2022 (inception) to December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Carbon Conversion Group, Inc. as of December 31, 2022, and the results of its operations and cash flows for the period August 30, 2022 (inception) to December 31, 2022 in conformity with accounting principles generally accepted in the United States.

Going Concern Uncertainty

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the financial statements, the Company’s present financial situation raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

/s/ Michael T. Studer CPA P.C.

Michael T. Studer CPA P.C.

Freeport, New York

January 17, 2024

We have served as the Company’s auditor since 2023.

F-1

CARBON CONVERSION GROUP, INC.

Balance Sheets

	September 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash	$496	$45
Prepaid inventory	594,373	-
Investment in CarbonMeta Technologies, Inc.	25,000	-
Total Current Assets	619,869	45

Due from CarbonMeta Technologies, Inc. (non-interest bearing and due on demand)	97,080	-
Intangible assets, net	141,959	-
TOTAL ASSETS	$858,908	$45

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$260,894	$-
Deferred revenue	657,554	-
Due to CarbonMeta Technologies, Inc.	-	80
Total Current Liabilities	918,448	80
TOTAL LIABILITIES	918,448	80

Commitments and contingencies	-	-

STOCKHOLDERS’ DEFICIT:
Convertible Preferred Stock, Series A, $0.0001 par value, 1,000,000 shares authorized, issued and outstanding at September 30, 2023	100	-
Convertible Preferred Stock, Series B, $0.0001 par value, 1,000,000 shares authorized, none issued and outstanding	-	-
Undesignated Preferred Stock, $0.0001 par value, 98,000,000 shares authorized, none issued and outstanding	-	-
Common Stock, $0.0001 par value, 500,000,000 shares authorized, 36,677,231 issued and outstanding at September 30, 2023	3,668	-
Additional paid-in capital	275,853	-
Accumulated deficit	(339,161)	(35)
TOTAL STOCKHOLDERS’ DEFICIT	(59,540)	(35)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$858,908	$45

The accompanying notes are an integral part of these financial statements.

F-2

CARBON CONVERSION GROUP, INC.

Statements of Operations

	For the Period August 30, 2022 (Inception) to December 31, 2022	For the Nine Months ended September 30, 2023	For the Period August 30, 2022 (Inception) to September 30, 2022
		(Unaudited)	(Unaudited)
REVENUES
Product Sales to Salvum Corporation affiliate	$-	$51,197	$-
Service revenue from Salvum Corporation affiliate	-	25,000	-
TOTAL REVENUES	-	76,197	-

COST OF PRODUCT SALES	-	46,177	-

GROSS PROFIT	-	30,020	-

OPERATING EXPENSES
Executive compensation	-	230,945	-
Legal and professional fees	-	49,761	-
Consulting fees	-	10,000	-
Sales and marketing	-	2,010	-
Research and development	-	475	-
Amortization of intangible assets	-	1,500	-
Other operating expenses	35	74,455	-
TOTAL OPERATING EXPENSES	35	369,146	-

LOSS FROM OPERATIONS	(35)	(339,126)	-

LOSS BEFORE INCOME TAXES	(35)	(339,126)	-

Income taxes	-	-	-

NET LOSS	$(35)	$(339,126)	$-
Net loss per common share:
Basic and diluted net loss per common share	$-	$(0.04)	$-
Weighted average number of common shares outstanding – basic and diluted	-	9,277,805	-

The accompanying notes are an integral part of these financial statements.

F-3

CARBON CONVERSION GROUP, INC.

Statements of Stockholders’ Deficit

For the Period August 30, 2022 (Inception), to December 31, 2022 (audited),

and for the Nine Months Ended September 30, 2023 (unaudited)

	Series A Preferred Stock		Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Net loss for the period August 30, 2022 (Inception) to December 31, 2022	-	-	-	-	-	(35)	(35)
Balances December 31, 2022	-	$-	-	$-	$-	$(35)	$(35)
Common stock issued to members effective July 24, 2023, pursuant to Plan of Conversion dated June 24, 2023	-		25,014,451	2,501	(2,501)	-	-
Common stock issued for services			11,612,500	1,162	-	-	1,162
Sale of common stock			50,280	5	99,995	-	100,000
Issuance of Series A Preferred Stock	1,000,000	100	-	-	9,900	-	10,000
CarbonMeta Technologies, Inc. capital contributions:
250,000,000 shares of CarbonMeta Technologies, Inc. common stock	-	-	-	-	25,000	-	25,000
Ecomena Limited license	-	-	-	-	59,398	-	59,398
Salvum Corporation capital contributions:
Customer list	-	-	-	-	60,000	-	60,000
Earth Crete trademark	-	-	-	-	24,061	-	24,061
Net loss for the nine months ended September 30, 2023	-	-	-	-	-	(339,126)	(339,126)
Balance, September 30, 2023	1,000,000	$100	36,677,231	$3,668	$275,853	$(339,161)	$(59,540)

The accompanying notes are an integral part of these financial statements.

F-4

CARBON CONVERSION GROUP, INC.

Statements of Cash Flows

	For the Period August 30, 2022 (inception) to December 31,		For the Nine Months Ended September 30,	For the period August 30, 2022 (Inception) to September 30,
	2022		2023	2022
			(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)		(35)	$(339,126)	-
Amortization of license		-	1,500	-
Issuance of common stock for services		-	1,162	-
Issuance of Series A Preferred Stock for services		-	10,000	-
Changes in operating assets and liabilities:
Prepaid inventory		-	(594,373)	-
Accounts payable and accrued expenses		-	260,894	-
Deferred revenue		-	657,554	-
NET CASH USED IN OPERATING ACTIVITIES		(35)	(2,389)	-

CASH FLOWS FROM INVESTING ACTIVITIES:
Advances to CarbonMeta Technologies, Inc. (net)		-	(97,080)	-
NET CASH USED IN INVESTING ACTIVITIES		-	(97,080)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common stock		-	100,000	-
Advances from CarbonMeta Technologies, Inc.		80	-
Repayment of advances from CarbonMeta Technologies, Inc.		-	(80)
NET CASH PROVIDED BY FINANCING ACTIVITIES		80	99,920	-

Net increase (decrease) in cash		45	451	-
Cash at beginning of year		-	45	-
Cash at end of period		$45	$496	$-

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$		$-	$-
Cash paid for income taxes	$		$-	$-

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
CarbonMeta Technologies, Inc. capital contributions:
250,000,000 shares of CarbonMeta Technologies, Inc. common stock		$-	$25,000	$-
Ecomena Limited license		-	59,398	-
Total		$-	$84,398	$-
Salvum Corporation capital contributions:
Customer list		$-	$60,000	$-
Earth Crete trademark		-	24,061	-
Total		$-	$84,061	$-

The accompanying notes are an integral part of these financial statements

F-5

CARBON CONVERSION GROUP, INC.

NOTES TO THE FINANCIAL STATEMENTS

For the Period August 30, 2022 (Inception), to December 31, 2022 (audited),

and for the Nine Months Ended September 30, 2023 (unaudited)

NOTE A – ORGANIZATION

Background

Carbon Conversion Group, Inc., a Wyoming corporation (the “Company”), is a research and development company that commercializes technologies for processing organic wastes into hydrogen and high-value carbon products economically and sustainably.

The Company was formed on August 30, 2022, as a limited liability company under the laws of the State of Wyoming, as “CarbonMeta Green Building Materials, LLC,” in furtherance of an existing joint venture between CarbonMeta Technologies, Inc., a publicly-traded Wyoming corporation (“CarbonMeta”), and Salvum Corporation, a privately-held California corporation (“Salvum”).

On June 16, 2023, CarbonMeta, filed a Certificate of Conversion with the State of Wyoming to convert the Company from a limited liability company to a corporation and, in conjunction therewith, filed the Company’s Articles of Incorporation, which became effective July 28, 2023. The Company’s corporate name changed to Carbon Conversion Group, Inc., upon the filing of its Articles of Incorporation.

Nature of Operations

The principal products that the Company intends to market include:

●	amorphous carbon, graphite, nano-graphite, graphene, carbon nanotubes, and hydrogen; and
●	carbon-negative building products that help alleviate climate change by capturing carbon dioxide (CO2) for renewable energy projects.

Becoming Publicly-Owned: The Distribution

The Company intends to file a Registration Statement on Form S-1 with respect to a total of 13,014,451 shares of its common stock (the “Distribution Shares”) to the respective shareholders of CarbonMeta and Salvum (the “Distribution”). On June 12, 2023, the respective Boards of Directors of CarbonMeta and Salvum determined to “spin-off” the Distribution Shares as a dividend to their respective shareholders of record as of the close of business on June 23, 2023 (the “Record Date”).

Each CarbonMeta shareholder will receive one (1) Distribution Share for every 3,000 shares of CarbonMeta held on the Record Date, and each Salvum shareholder will receive 0.5067 of a Distribution Share for every one (1) share of Salvum held on the Record Date.

At the completion of the Distribution, the Company will be publicly held. The Company is pursuing the obtaining of a trading symbol for its common stock.

The Company is paying all of the costs associated with, and will derive no proceeds from, such registration proceeding.

Basis of Presentation

The accompanying financial statements present audited and unaudited information.

The Company’s balance sheet at December 31, 2022, and the Company’s statement of operations, statement of stockholders’ deficit and statement of cash flows for the period August 30, 2022 (inception), to December 31, 2022, have been audited.

F-6

The Company’s balance sheet at September 30, 2023, and the Company’s statement of operations, statement of stockholders’ deficit and statement of cash flows for the nine months ended September 30, 2023, have not been audited. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary in order to make the financial statements not misleading have been included. Operating results for the nine months ended September 30, 2023, are not necessarily indicative of results that may be expected for the year ended December 31, 2023.

NOTE B – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

The Company considers highly liquid investments with original maturities of three months or less when purchased as cash equivalents. The Company had no cash equivalents as of September 30, 2023, and December 31, 2022. At times throughout the year, the Company might maintain bank balances that may exceed Federal Deposit Insurance Corporation (“FDIC”) insured limits. Periodically, the Company evaluates the credit worthiness of the financial institutions and has not experienced any losses in such accounts. As of September 30, 2023, and December 31, 2022, the Company did not have bank balances that exceeded the FDIC insured limits.

License

The license from Ecomena Limited originally granted to CarbonMeta and assigned by CarbonMeta to the Company (see Note I) is stated at cost less accumulated amortization. For the Ecomena license, amortization is calculated using the straight-line method over the 5-year term of the license.

Impairment of Long-lived Assets

The Company evaluates the carrying value and recoverability of its long-lived assets when circumstances warrant such evaluation by applying the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360-35, Property, Plant and Equipment, Subsequent Measurement (“ASC 360-35”). ASC 360-35 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized. Additionally, taxes are calculated and expensed in accordance with applicable tax code.

Segment Reporting

FASB ASC 280-10, Segment Reporting, defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief decision maker in deciding how to allocate resources and in assessing performance. The Company reports according to one main segment.

F-7

Fair Value of Financial Instruments

The Company follows FASB ASC 820-10-35-37 (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments and paragraph 825-10-50-10 of the FASB ASC for disclosures about fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally unobservable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts reported in the Company’s financial statements for cash and accounts payable and accrued expenses approximate their fair value because of the immediate or short-term nature of these financial instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

It is not practical to determine the fair value of the due from CarbonMeta balance due to its related party nature.

Stock-Based Compensation

The Company follows FASB ASC 718, Compensation – Stock Compensation, which prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505-50, Equity–based Payments to Non-Employees. Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Through newly issued restricted common stock, the Company pays qualified contractors and advisors common shares in lieu of compensation for services provided including business development, management, technology development, consulting, legal services and accounting services.

F-8

Revenue Recognition

The Company recognizes revenue for its sales of energy products when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability is probable. Product sales are recognized by us generally at the time product is shipped. Shipping and handling costs are included in cost of goods sold.

Research and Development

Research and development costs relate to the development of new products, including significant improvements and refinements to existing products, and are expensed as incurred. Research and development expenses for the nine months ended September 30, 2023, were $475.

Basic and Diluted Loss per Common Share

The Company computes basic and diluted earnings per common share amounts in accordance with FASB ASC 260, Earnings per Share. Basic earnings per common share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per common share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

For the nine months ended September 30, 2023, and the period August 30, 2022 (inception), to December 31, 2022, the effect of common stock equivalents has been excluded from the calculation of diluted earnings per common share as their effect would be anti-dilutive.

Dividend Policy

The Company has never declared or paid any cash dividends on its common stock. The Company anticipates that any earnings will be retained for the development and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. The Board of Directors has sole discretion to declare dividends based on the Company’s financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

Recent Accounting Pronouncements

Certain accounting pronouncements have been issued by the FASB and other standard-setting organizations which are not yet effective and therefore have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

NOTE C – GOING CONCERN

The Company incurred a net loss in the amount of $35 during the period August 30, 2022 (inception), to December 31, 2022. The Company has a working capital deficit of $(35) and an accumulated deficit of $(35) as of December 21, 2022.

The Company incurred a net loss in the amount of $339,126 (unaudited) during the nine months ended September 30, 2023. The Company has a working capital deficit of $298,579 (unaudited) and an accumulated deficit of $339,161 (unaudited) as of September 30, 2023.

Because of these and other factors, the Company will require additional working capital to develop its business operations. The Company intends to raise additional working capital through the use of private placements, public offerings and/or bank financing.

F-9

There are no assurances that the Company will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placements, public offerings and/or bank financing necessary to support the Company’s working capital requirements. To the extent that funds generated from operations, any private placements, public offerings and/or bank financing are insufficient, the Company will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to the Company.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE D – INTANGIBLE ASSETS, NET

Intangible assets, net, consist of the following at September 30, 2023, and December 31, 2022, respectively:

	September 30,	December 31,
	2023 (unaudited)	2022 (audited)
License from Ecomena Limited assigned to the Company from CarbonMeta effective August 28, 2023	$59,348	$-
Customer list assigned to the Company from Salvum effective August 28, 2023	60,000	-
License to EarthCrete trademark assigned to CCGI from Salvum Corporation effective August 28, 2023	24,061

Subtotal	143,459	-
Less: accumulated amortization	(1,500)	-
Intangible assets, net	$141,959	$-

The license from Ecomena Limited is being amortized over the remaining term of the license ending December 2, 2026. Commencing October 1, 2023, the customer list and license to the EarthCrete trademark assigned from Salvum Corporation will be amortized using the straight-line method over the 5-year estimated economic life of these assets.

Amortization of intangible assets expense for the nine months ended September 30, 2023, was $1,500.

At September 30, 2023, the expected future amortization of intangible assets was:

Fiscal year ending December 31:
2023 (excluding the nine months ended September 30, 2023)	$8,765
2024	35,060
2025	35,060
2026	33,653
2027	16,812
Thereafter	12,609
Total	$141,959

F-10

NOTE E – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following at September 30, 2023, and December 31, 2022, respectively:

	September 30,	December 31,
	2023 (unaudited)	2022 (audited)
Accounts payable	$17,248	$-
Accrued board of directors’ fees	38,000	-
Accrued payroll	172,100	-
Payroll taxes payable	15,604	-
Accrued paid time off	17,942	-
Total	$260,894	$-

NOTE F – PREFERRED STOCK

General

The Company is authorized to issue up to 100,000,000 shares of preferred stock, par value $0.0001.

Series A Convertible Preferred Stock (“Series A Preferred Stock”)

Description. The number of shares of Series A Preferred Stock authorized shall be 1,000,000 shares. Each share of Series A Preferred Stock shall have a stated value equal to $0.05 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series A Stated Value”).

Initially, there will be no dividends due or payable on the Series A Preferred Stock. Any future terms with respect to dividends shall be determined by the Board consistent with the Corporation’s Articles of Incorporation.

Each outstanding share of Series A Preferred Stock shall be convertible into the number of shares of the Company’s common stock determined by dividing the Stated Value by the Conversion Price as defined below, at the option of the Holder in whole or in part, at any time commencing no earlier than six (6) months after the Issuance Date; provided that any conversion under this section must be made during the ten (10) day period immediately following the date on which the Company files with the Securities and Exchange Commission (the “SEC”) any periodic report on Form 10-Q, 10-K or the equivalent form; provided further that, any conversion under this section shall be for a minimum Stated Value of $500.00 of Series A Preferred Stock. The Holder shall effect conversions by sending a conversion notice (the “Notice of Conversion”) in the manner set forth herein. Each Notice of Conversion shall specify the Stated Value of Series A Preferred Stock to be converted. The date on which such conversion is to be effected (the “Conversion Date”) shall be on the date the Notice of Conversion is delivered pursuant to this section. Except as provided herein, each Notice of Conversion, once given, shall be irrevocable. Upon the entire conversion of the Series A Preferred Stock, the certificates for such Series A Preferred Stock shall be returned to the Company for cancellation. The Conversion Price for each share of Series A Preferred Stock in effect on any Conversion Date shall be (a) eighty five percent (85%) of the average closing bid price of the common stock over the twenty (20) trading days immediately preceding the date of conversion, (b) but no less than par value of the common stock.

The Series A Preferred Stock shall, as to distribution of assets upon liquidation, dissolution or winding up of the Company, rank (i) prior to the Company’s common stock (ii) prior to any class or series of capital stock of the Company hereafter created that, by its terms, ranks junior to the Series A Preferred Stock (“Junior Securities”); (iii) junior to the Series B Preferred Stock and any class or series of capital stock of the Company hereafter created which by its terms ranks senior to the Series A Preferred Stock (“Senior Securities”); (iv) pari passu with any other series of preferred stock of the Company hereafter created which by its terms ranks on a parity (“Pari Passu Securities”) with the Series A Preferred Stock.

Each one share of the Series A Preferred Stock shall have voting rights equal to 5,000,000 votes of common stock. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series A Preferred Stock shall vote together with the holders of common stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Company’s Articles of Incorporation or Bylaws.

F-11

Issuances. On July 24, 2023, the Company issued 500,000 shares of its Series A Preferred Stock to Robert C. Doherty, the Company’s Chief Executive Officer, for services rendered on behalf of the Company.

On July 24, 2023, the Company issued 500,000 shares of its Series A Preferred Stock to Lloyd T. Spencer, the Company’s Secretary and Chairman of the Board of Directors, for services rendered on behalf of the Company.

As of September 30, 2023, and December 31, 2022, the Company had 1,000,000 shares and 0 shares of Series A Preferred Stock outstanding, respectively.

Series B Convertible Preferred Stock (“Series B Preferred Stock”)

Description. The number of shares of Series B Preferred Stock authorized shall be 1,000,000 shares. Each share of Series B Preferred Stock shall have a stated value equal to $100.00 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series B Stated Value”).

Initially, there will be no dividends due or payable on the Series B Preferred Stock. Any future terms with respect to dividends shall be determined by the Board consistent with the Company’s Articles of Incorporation.

Each outstanding share of Series B Preferred Stock shall be convertible into the number of shares of the Company’s common stock determined by dividing the Stated Value by the Conversion Price as defined below, at the option of the Holder in whole or in part, at any time commencing no earlier than six (6) months after the Issuance Date; provided that any conversion under this section must be made during the ten (10) day period immediately following the date on which the Company files with the SEC any periodic report on form 10-Q, 10-K or the equivalent form; provided further that, any conversion under this section shall be for a minimum Stated Value of $500.00 of Series B Preferred Stock. The Holder shall effect conversions by sending a conversion notice (the “Notice of Conversion”) in the manner set forth herein. Each Notice of Conversion shall specify the Stated Value of Series B Preferred Stock to be converted. The date on which such conversion is to be effected (the “Conversion Date”) shall be on the date the Notice of Conversion is delivered pursuant to this section. Except as provided herein, each Notice of Conversion, once given, shall be irrevocable. Upon the entire conversion of the Series B Preferred Stock, the certificates for such Series B Preferred Stock shall be returned to the Company for cancellation. The Conversion Price for each share of Series B Preferred Stock in effect on any Conversion Date shall be (a) eighty five percent (85%) of the average closing bid price of the common stock over the twenty (20) trading days immediately preceding the date of conversion, (b) but no less than Par Value of the common stock.

The Series B Preferred Stock shall, as to distribution of assets upon liquidation, dissolution or winding up of the Company, rank (i) prior to the Company’s common stock (ii) prior to any class or series of capital stock of the Company hereafter created that, by its terms, ranks junior to the Series B Preferred Stock (“Junior Securities”); (iii) junior to the Series B Preferred Stock and any class or series of capital stock of the Company hereafter created which by its terms ranks senior to the Series B Preferred Stock (“Senior Securities”); (iv) pari passu with any other series of preferred stock of the Company hereafter created which by its terms ranks on a parity (“Pari Passu Securities”) with the Series B Preferred Stock.

The Holders of the Series B Preferred Stock have no voting power whatsoever, except as provided by the Wyoming Business Corporation Act.

Issuances. As of September 30, 2023, and December 31, 2022, the Company had -0- and -0- shares of Series B Preferred Stock outstanding, respectively.

NOTE G – COMMON STOCK

General

The Company is authorized to issue up to 500,000,000 shares of common stock, par value $0.0001. As of September 30, 2023, and December 31, 2022, the Company had 36,677,231 and 0 shares outstanding, respectively.

F-12

Issuances from August 30, 2022 (inception) to December 31, 2022

The Company issued no shares of common stock during the period August 30, 2022 (inception), to December 31, 2022.

Issuances During the Nine Months Ended September 30, 2023

In June 2023, the Company sold 50,280 shares of its common stock to a third-party investor for $100,000 cash.

In July 2023, the Company issued (a) 12,520,240 shares of common stock to CarbonMeta and (b) 12,494,211 shares of common stock to Salvum, pursuant to the Company’s conversion from a limited liability company to a corporation.

Also in July 2023, the Company issued a total of 11,612,500 shares of common stock to related and unrelated persons, in consideration of services rendered.

NOTE H – COMMITMENTS AND CONTINGENCIES

Consulting Agreement

In July 2023, the Company entered into a consulting agreement (the “Eden Agreement”) with Eden Capital, LLC (“Eden”). Under the terms of the Eden Agreement, Eden shall: (a) provide the Company with corporate consulting services on a best efforts basis in connection with mergers and acquisitions, corporate finance, corporate finance relations, introductions to other financial relations companies and other financial services; (b) use its best efforts to locate and identify to the Company private and/or public companies for potential merger with or acquisition by the Company; and (c) use its best efforts to introduce the Company to various securities dealers, investment advisors, analysts, funding sources and other members of the financial community with whom it has established relationships, and generally assist the Company in its efforts to enhance its visibility in the financial community. The Eden Agreement has a term of one year and is to be renewed on a one-year basis, unless cancelled. The Company is obligated to pay Eden a monthly fee of $5,000. In addition, pursuant to the Eden Agreement, the Company issued 100,000 shares of its common stock to Eden.

Major Customer

For the nine months ended September 30, 2023, one customer, Silt Energy Development LLC, accounted for 100% of the Company’s revenues. Through a Commercial Solar Installation Agreement, Silt Energy Development LLC procured solar panels and mounting brackets that will be used for a ground-mounted solar array that is being deployed in Silt, Colorado.

During the period August 30, 2022 (inception), through December 31, 2022, the Company did not have any customers.

Major Vendor

For the nine months ended September 30, 2023, one vendor accounted for 100% of the Company’s cost of product sales.

During the period August 30, 2022 (inception), through December 31, 2022, the Company did not have any vendors.

NOTE I – RELATED-PARTY TRANSACTIONS

Employment Agreements

Robert C. Doherty. In June 2023, the Company executed an employment agreement (the “Doherty Agreement”) with Robert C. Doherty, pursuant to which Mr. Doherty is to serve as the Company’s Chief Executive Officer and President. The Doherty Agreement provides for a 5-year term of employment and the automatic renewal of successive one-year periods, unless terminated, and provides for compensation to Mr. Doherty of $30,000 per month. In addition, upon execution of the Doherty Agreement, Mr. Doherty was granted an option to purchase 2,500,000 shares of our common stock at an exercise price of $0.0001, with the following vesting schedule: 25% of the options shall vest upon our reaching $10 million in aggregate total sales revenue earned after the effective date of the Doherty Agreement; 25% of the options shall vest upon our reaching $20 million in aggregate total sales revenue earned after the effective date of the Doherty Agreement; and the remaining unvested options shall vest upon our reaching $40 million in sales revenue earned after of the effective date of the Doherty Agreement.

F-13

The Company may grant Mr. Doherty additional stock options, restricted stock units or other awards under the Company’s common stock incentive plan based on individual and Company performance criteria to be established by the Board. Either party may terminate the Doherty Agreement provided more than 60-days’ prior written notice is given the other party. If the Company terminates Mr. Doherty without Just Cause or Mr. Doherty terminates employment with Good Reason, Mr. Doherty will be entitled to accrued but unpaid salary and benefits through the date of termination and shall receive a severance payment equal to one month’s current salary for each full year of employment, with a minimum severance payment of three months and a maximum of six months’ pay. If Mr. Doherty is terminated for Just Cause or resigns without Good Reason, Mr. Doherty will be entitled only to salary and benefits accrued but unpaid through the date of termination and shall receive no amount for severance.

Michael Feffer. In July 2023, the Company executed an employment agreement (the “Feffer Agreement”) with Michael Feffer, pursuant to which Mr. Feffer is to serve as the Company’s Chief Financial Officer and Treasurer. The Feffer Agreement provides for a 3-year term of employment and the automatic renewal of successive one-year periods, unless terminated, and provides for compensation to Mr. Feffer of $20,000 per month. In addition, Mr. Feffer was granted 150,000 shares of the Company’s common stock upon execution of the Feffer Agreement. Mr. Feffer may, at his option, defer payment of the Base Salary until a later date to be determined by Mr. Feffer. Any deferred Base Salary shall accrue interest at ten percent (10%) per annum, and shall, upon Mr. Feffer’s written request to the Board, be convertible into options for shares of common stock of the Company on a quarterly basis, where the conversion shall be equal to a twenty-five percent (25%) discount to the market price of the Company’s shares at the time of the conversion, and where each option’s strike price shall be at $.001 per share Either party may terminate the Feffer Agreement provided more than 60 days prior written notice is given the other party. If the Company terminates Mr. Feffer without Just Cause or Mr. Feffer terminates employment with Good Reason, Mr. Feffer will be entitled to accrued but unpaid salary and benefits through the date of termination and shall receive a severance payment equal to one month’s current salary for each full year of employment, with a minimum severance payment of three months and a maximum of six months’ pay. If Mr. Feffer is terminated for Just Cause or resigns without Good Reason, Mr. Feffer will be entitled only to salary and benefits accrued but unpaid through the date of termination and shall receive no amount for severance.

Michael Christenberry. In July 2023, the Company executed an employment agreement (the “Christenberry Agreement”) with Michael Christenberry, pursuant to which Mr. Christenberry is to serve as the Company’s Chief Marketing Officer and Vice President of Sales. The Agreement provides for a 3-year term of employment and the automatic renewal of successive one-year periods, unless terminated, and provides for compensation to Mr. Christenberry of $20,000 per month. In addition, Mr. Christenberry was granted 150,000 shares of the Company’s common stock upon execution of the Christenberry Agreement. Any deferred Base Salary shall accrue interest at ten percent (10%) per annum, and shall, upon Mr. Christenberry’s written request to the Board, be convertible into options for shares of common stock of the Company on a quarterly basis, where the conversion shall be equal to a twenty-five percent (25%) discount to the market price of the Company’s shares at the time of the conversion, and where each option’s strike price shall be at $.001 per share. Either party may terminate the Agreement provided more than 60 days prior written notice is given the other party. If the Company terminates Mr. Christenberry without Just Cause or Mr. Christenberry terminates employment with Good Reason, Mr. Christenberry will be entitled to accrued but unpaid salary and benefits through the date of termination and shall receive a severance payment equal to one month’s current salary for each full year of employment, with a minimum severance payment of three months and a maximum of six months’ pay. If Mr. Christenberry is terminated for Just Cause or resigns without Good Reason, Mr. Christenberry will be entitled only to salary and benefits accrued but unpaid through the date of termination and shall receive no amount for severance.

F-14

Directors’ Agreements

Lloyd T. Spencer. In July 2023, we entered into an agreement for chairman of the board of directors (the “Spencer Agreement”) with Lloyd T. Spencer, pursuant to which Mr. Spencer is to serve as the Company’s Chairman of the Board of Directors. Under the terms of the Spencer Agreement, Mr. Spencer shall have an initial term of three years and shall continue thereafter for as long as Mr. Spencer is elected as a director. In consideration for the services to be provided under the Spencer Agreement, Mr. Spencer shall receive a director’s fee of $9,000 per quarter, which shall be paid through the issuance of shares of the Company’s restricted common stock. In addition, Mr. Spencer shall receive a Chairman’s fee of $24,000 per year, which shall be paid through the issuance of shares of the Company’s restricted stock. The Company shall provide Mr. Spencer with medical, dental, disability and life insurance benefits in accordance with the benefits established by it for its senior executives.

Mohammed Khalil. In July 2023, we entered into an agreement for member of the board of directors (the “Khalil Agreement”) with Mohammed Khalil, pursuant to which Mr. Khalil is to serve on the Company’s Board of Directors. Under the terms of the Khalil Agreement, Mr. Khalil shall have an initial term of three years and shall continue thereafter for as long as Mr. Khalil is elected as a director. In consideration for the services to be provided under the Khalil Agreement, Mr. Khalil shall receive a director’s fee of $9,000 per quarter, which shall be paid through the issuance of shares of the Company’s restricted stock. Mr. Khalil shall be compensated an additional $12,000 per year if he shall elect to serve as a committee member. We shall provide Mr. Khalil with medical, dental, disability and life insurance benefits in accordance with the benefits established by it for its senior executives.

Austin Switzer. In July 2023, we entered into an agreement for member of the board of directors (the “Switzer Agreement”) with Austin Switzer, pursuant to which Mr. Switzer is to serve on the Company’s Board of Directors. Under the terms of the Switzer Agreement, Mr. Switzer shall have an initial term of three years and shall continue thereafter for as long as Mr. Switzer is elected as a director. In consideration for the services to be provided under the Switzer Agreement, Mr. Switzer shall receive a director’s fee of $9,000 per quarter, which shall be paid through the issuance of shares of the Company’s restricted stock. Mr. Switzer shall be compensated an additional $12,000 per year if he shall elect to serve as a committee member. We shall provide Mr. Switzer with medical, dental, disability and life insurance benefits in accordance with the benefits established by it for its senior executives.

Production Agreement

In January 2022, CarbonMeta entered into an Interim Joint Product Development and Sales Representation Agreement (the “Salvum Agreement”) with Salvum. Under the terms of the Salvum Agreement, the parties agreed to work together to develop both CarbonMeta’s proprietary cementless paver products known as “Cementless Paver” and Salvum’s proprietary concrete alternative products known as “EarthCrete.”

In August 2022, CarbonMeta and Salvum caused the Company to be formed as a limited liability company under the laws of the State of Wyoming, to continue their efforts embodied by the Salvum Agreement. The Operating Agreement of the Company provided for: (a) ownership of the Company to be 50.1% CarbonMeta and 49.9% Salvum; (b) capital contributions by CarbonMeta of 250,000,000 shares of CarbonMeta common stock and the assignment of the existing Ecomena Limited license agreement, and by Salvum of the existing EarthCrete customer list and sales pipeline and a license to use the EarthCrete trademark worldwide.

Ecomena Limited

In December 2021, CarbonMeta entered into a License Agreement (the “Ecomena License Agreement”) with Ecomena Limited (an entity located in the United Kingdom), the co-founder of which is Mohammed Khalil, one of the Company’s directors (“Ecomena”). Under the terms of the Ecomena License Agreement, Ecomena licensed a technology useful in the recycling of industrial byproduct into cement free pavers and mortars that are environmentally friendly and continuously absorb carbon dioxide. The term of the Ecomena License Agreement extends to December 2, 2026. Ecomena may terminate the Ecomena License Agreement for any reason, at any time, on six-months’ written notice. The royalty rate payable to Ecomena is 5% of net sales, subject to a minimum of £5,000 per year for license years 1 and 2, £3,000 for license year 3 and £1,000 for license year 4 and each license year thereafter.

F-15

CarbonMeta assigned its interest in the Ecomena License to the Company upon its formation and remains in full force and effect.

At September 30, 2023, and December 31, 2023, no amount was due and owing by the Company under the Ecomena License Agreement.

Stock Issuances

Preferred Stock. In July 2023, the Company issued 500,000 shares of its Series A Preferred Stock to Robert C. Doherty, the Company’s Chief Executive Officer, for services rendered on behalf of the Company. Also in July 2023, the Company issued 500,000 shares of its Series A Preferred Stock to Lloyd T. Spencer, the Company’s Secretary and Chairman of the Board of Directors, for services rendered on behalf of the Company.

Common Stock.

In July 2023, the Company issued (a) 12,520,240 shares of common stock to CarbonMeta and (b) 12,494,211 shares of common stock to Salvum, pursuant to the Company’s conversion from a limited liability company to a corporation.

In July 2023, the Company issued a total of 6,875,000 shares of common stock to its officers and directors:

Robert C. Doherty (Chief Executive Officer): 2,500,000 shares
Michael Feffer (Chief Financial Officer): 150,000 shares (the shares are beneficially owned by Mr. Feffer)
Michael Christenberry (Chief Marketing Officer and Vice President of Sales): 150,000 shares
Lloyd T. Spencer (Secretary and Chairman of the Board): 2,000,000 shares
Mohammed Khalil (Director): 2,000,000 shares
Austin Switzer (Director): 75,000 shares

In July 2023, the Company issued a total of 4,737,500 shares of common stock to third parties for services rendered.

NOTE J – SUBSEQUENT EVENTS

Securities Purchase Agreements

In October 2023, the Company entered into four separate securities purchase agreements with third parties (collectively, the “Investors”), pursuant to which the Company issued a total of 27,500 shares of the Company’s common stock for a total of $55,000 in cash. Pursuant to such securities purchase agreements, the Company issued warrants to purchase a total of 9,000 shares of Company common stock at an exercise price of $0.50 per share. Such warrants are exercisable, in whole or in part, commencing on their respective issuance dates and ending on the date that is one year after the effective date of the Company’s first-filed Registration Statement on Form S-1.

F-16

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the Company in connection with the distribution of the securities being registered hereunder. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fees	$3,841.87
Legal fees and expenses	$15,000	*
Accountant’s fees and expenses	$20,000	*
Other expenses of distribution	5,000	*
TOTAL	$43,841.87	*

* Estimate.

Item 14. Indemnification of Directors and Officers.

The Articles of Incorporation of the Company provides that:

The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under Wyoming law provided, however, that (1) the liability of directors is not limited or eliminated (a) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (b) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (c) for any transaction from which a director derived an improper personal benefit, (d) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders, (e) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (2) the liability of directors is not limited or eliminated for any act or omission occurring prior to the date when these Articles of Incorporation becomes effective, or (f) any of the acts set forth in Section 17-16-202 of the Wyoming Business Corporations Act and (3) the liability of officers is not limited or eliminated for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

The Corporation shall indemnify, to the fullest extent permitted by applicable law, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys’ fees) incurred by reason of the fact that he is or was a director or officer of the Corporation or, while serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation also shall indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person’s estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

The Corporation shall advance expenses in advance of the final disposition of the case to or for the benefit of a director, officer, employee, fiduciary, or agent, who is party to a proceeding such as described in the preceding paragraph A to the maximum extent permitted by applicable law.

Notwithstanding Wyoming law, specifically Section 17-16-202 of the Wyoming Business Corporations Act, or the provisions of these Articles of Incorporation, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or to its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit. If the Wyoming Business Corporations Act is amended after this Article is adopted to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Wyoming Business Corporations Act, as so amended. Any repeal or modification of the foregoing by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Any indemnification as outlined above is not exclusive of any other rights to indemnification afforded by Wyoming law.

Item 15. Recent Sales of Unregistered Securities.

The following is a summary of transactions by the Company since inception, August 30, 2022, involving sales of its securities that were not registered under the Securities Act.

2024

During 2024, the Company has not issued any securities.

2023

During 2023, the Company issued securities that were not registered under the Securities Act, as follows:

Common Stock

In June 2023, the Company sold pre-conversion rights to 50,280 shares of its common stock to an investor for $100,000 cash, which shares of common stock were issued in July 2023.

In July 2023, the Company issued (1) 6,520,240 shares of its common stock to CarbonMeta Technologies, Inc. and (2) 6,494,211 shares of its common stock to Salvum Corporation, with both issuances being conversions of form of ownership from limited liability company membership interests to common stock of the Company.

In July 2023, the Company issued (1) a total of 10,500,000 shares of its common stock to five officers and directors of the Company, and (2) a total of 1,112,500 shares of its common stock to 33 non-affiliated persons for services rendered.

In October 2023, the Company sold a total of 22,500 shares of its common stock for a total of $22,500 in cash.

The issuances of the foregoing securities were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act.

Warrants

In October 2023, the Company issued warrants to purchase a total of 9,000 shares of common stock at an exercise price of $0.50 per share, which warrants were issued in conjunction sales of common stock.

The issuances of the foregoing securities were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act.

Options

In July 2023, the Company issued an option to its Chief Executive Officer to purchase 2,500,000 shares of our common stock at an exercise price of $0.0001, with the following vesting schedule: 25% of the options shall vest upon the Company’s reaching $10 million in aggregate total sales revenue earned after the effective date of the employment agreement; 25% of the options shall vest upon the Company’s reaching $20 million in aggregate total sales revenue earned after the effective date of the employment agreement; and the remaining unvested options shall vest upon the Company’s reaching $40 million in sales revenue earned after of the effective date of the employment agreement.

The issuances of the foregoing securities were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act.

Preferred Stock

On July 24, 2023, the Company issued 500,000 shares of its Series A Preferred Stock to Robert Doherty, the Company’s Chief Executive Officer, for services to be rendered on behalf of the Company.

On July 24, 2023, the Company issued 500,000 shares of its Series A Preferred Stock to Lloyd Spencer, the Company’s Secretary and Chairman of the Board of Directors, for services to be rendered on behalf of the Company.

The issuances of the foregoing securities were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act.

2022

Membership Interests

During 2022, the Company issued limited liability company membership interests to two parties, which represented 100% ownership of the Company.

The issuances of the foregoing securities were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act.

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Item 16. Exhibits and Financial Statement Schedules.

Exhibits required by Item 601 of Regulation S-K

The following exhibits are filed with this registration statement:

Exhibit	Description

3.1*	Articles of Organization of the Company
3.2*	Certificate of Conversion of the Company
3.3*	Articles of Incorporation of the Company
3.4*	Bylaws of the Company
4.1*	Specimen common stock certificate
5.1*	Legal Opinion of Newlan Law Firm, PLLC
10.1+	Employment Agreement between the Company and Robert C. Doherty
10.2*	Pre-Conversion Securities Purchase Agreement between the Company and Michael Barnett dated June 12, 2023
10.3*	Letter of Intent between the Company and Kasai North America, Inc.
10.4*	Letter of Intent between the Company and Belmark, Inc.
10.5*	Operating Agreement of CarbonMeta Green Building Materials, LLC
10.6+	Chairman of the Board Agreement between the Company and Lloyd T. Spencer
10.7+	Member of the Board Agreement between the Company and Mohammed Khalil
10.8+	Member of the Board Agreement between the Company and Austin Switzer
10.9+	Employment Agreement between the Company and Michael Christenberry
10.10+	Employment Agreement between the Company and Michael Feffer
10.11*	Consulting/Advisory Agreement between the Company and Eden Capital LLC
10.12*	Securities Purchase Agreement between the Company and Randall Clauson dated October 3, 2023
10.13*	Warrant issued by the Company in favor of Randall Clauson dated October 3, 2023
10.14*	Securities Purchase Agreement between the Company and Adam Feffer dated October 13, 2023
10.15*	Warrant issued by the Company in favor of Adam Feffer dated October 13, 2023
10.16*	Securities Purchase Agreement between the Company and Jaelene Decena dated October 30, 2023
10.17*	Warrant issued by the Company in favor of Jaelene Decena dated October 30, 2023
10.18*	Securities Purchase Agreement between the Company and Cole Feffer dated October 13, 2023
10.19*	Warrant issued by the Company in favor of Cole Feffer dated October 13, 2023
14.1*	Code of Ethics
21.1*	List of Subsidiaries
23.1*	Consent of Newlan Law Firm, PLLC (included in Exhibit 5.1)
23.2*	Consent of Michael T. Studer, CPA
107*	Calculation of Filing Fee Tables

101*	INS Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document).
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Labels Linkbase Document.
1.01PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

+	Management contract or compensatory plan or arrangement.
*	Filed herewith.

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Item 17. Undertakings.

The undersigned Company hereby undertakes to:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Murfreesboro, State of Tennessee, on January 17, 2024.

CARBON CONVERSION GROUP, INC.

By:	/s/ Robert Doherty
Name:	Robert Doherty
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Robert Doherty, acting alone, his true and lawful attorney-in-fact, with full power of substitution, and with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this registration statement on Form S-1, to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Doherty	Chief Executive Officer, President and Director	January 17, 2024
Robert Doherty	(principal executive officer)

/s/ Michael Feffer	Chief Financial Officer	January 17, 2024
Michael Feffer	(principal financial and principal accounting officer)

/s/ Lloyd Spencer	Secretary and Chairman	January 17, 2024
Lloyd Spencer

/s/ Mohamed Khalil	Director	January 17, 2024
Mohamed Khalil

/s/ Austin Switzer	Director	January 17, 2024
Austin Switzer

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